UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2018

Commission File No. 1-9924

__________________________________

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

CITI RETIREMENT SAVINGS PLAN
Plans Administration Committee
388 Greenwich Street, 15th Floor
New York, NY 10013

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Citigroup Inc.
388 Greenwich Street
New York, NY 10013

CITI RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2018 and 2017
(With Report of Independent Registered Public Accounting Firm Thereon)

CITI RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2018 and 2017

*	Other schedules required by Form 5500 which are not applicable have been omitted

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator of
The Citi Retirement Savings Plan :

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Citi Retirement Savings Plan (the Plan) as of December 31, 2018 and 2017, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2018 and 2017, and the changes in net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The accompanying Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2018, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan's auditor since 1987.

New York, New York
June 11, 2019

CITI RETIREMENT SAVINGS PLAN
Statements of Net Assets Available for Benefits
December 31, 2018 and 2017

	2018	2017
Assets:
Investments, at fair value	$11,557,615,398	$12,532,451,625
Investments in fully benefit-responsive investment contracts,
at contract value	1,142,364,161	1,194,792,199
Total investments	12,699,979,559	13,727,243,824
Receivables:
Employer contributions	394,713,295	381,616,662
Interest and dividends	5,085,563	3,950,812
Receivable for securities sold	1,161,047	1,339,436
Participant contributions	582,603	836,470
Participant loans	227,260,473	228,425,739
Total receivables	628,802,981	616,169,119
Total assets	13,328,782,540	14,343,412,943
Liabilities:
Payable for securities purchased	2,140,815	3,712,024
Payable for trustee, administrative fees and other	5,461,250	7,381,792
Total liabilities	7,602,065	11,093,816
Net assets available for benefits	$13,321,180,475	$14,332,319,127
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2018 and 2017

	2018	2017
Additions to (reduction from) net assets attributable to:
Investment income (loss) :
Dividends	$52,491,682	$39,381,593
Interest	29,222,348	27,436,950
Net (depreciation) appreciation in fair value of investments	(1,092,966,786)	1,932,013,254
Net investment (loss) income	(1,011,252,756)	1,998,831,797
Interest income from loans receivable from participants	10,811,689	9,909,158
Contributions:
Employer	394,735,420	381,862,875
Participants	536,480,664	503,532,614
Rollover	53,932,109	50,021,113
Total contributions	985,148,193	935,416,602
Total (reduction) additions to net assets	(15,292,874)	2,944,157,557
Deductions from net assets attributable to:
Distributions to participants	962,125,934	919,461,178
Trustee and administrative expenses	17,669,420	18,875,863
Dividends paid directly to participants	16,050,424	10,165,595
Total deductions from net assets	995,845,778	948,502,636
Net (decrease) increase	(1,011,138,652)	1,995,654,921
Net assets available for benefits at:
Beginning of year	14,332,319,127	12,336,664,206
End of year	$13,321,180,475	$14,332,319,127
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2018 and 2017

(1)Description of the Plan
The following brief description of the Citi Retirement Savings Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan's Summary Plan Description and legal plan document for a more complete description of the Plan.

(a)	General
The Plan was established in 1987 and is a defined contribution plan designed to encourage savings on the part of eligible employees. The Plan covers eligible employees of Citigroup Inc. (the Company), its subsidiaries and affiliates. The Company is the Plan Sponsor, as defined by the Plan document. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Internal Revenue Code of 1986, as amended (the Code). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations.
The Plan was initially designed as an Employee Stock Ownership Plan (ESOP) within the meaning of Section 4975(e)(7) of the Code. Effective March 1, 2003, the Plan consists of an ESOP component and a non‑ESOP component. The ESOP component consists of any amount invested in the Citigroup Common Stock Fund under the Plan.
For the period January 1, 2017 through January 31, 2017, State Street Bank & Trust Company was the trustee and the custodian of the Plan. Effective February 1, 2017, Bank of New York Mellon became the trustee and the custodian of the Plan. The Plan is administered by Alight Solutions Inc., a third‑party administrator.

(b)	Eligibility
Eligible employees generally include (1) employees working in the U.S. and paid from a Company payroll or (2) U.S. citizens or lawful permanent residents of the U.S. performing services overseas in an expatriate employment classification in each case who are performing services for the Company and participating subsidiaries, as defined in the Plan document.
Full‑time employees or part‑time employees scheduled to work 20 or more hours a week are eligible to participate on the first day of the first pay period after the participant becomes an employee of the Company.
Part‑time employees scheduled to work fewer than 20 hours a week are eligible to participate in the Plan on January 1 or July 1 after the employee is credited with at least 1,000 hours of service during the first 12 months with the Company or at least 1,000 hours of service in any calendar year beginning after the employee’s date of hire.

(c)	Employee Contributions
Eligible employees may defer on a before-tax and/or Roth basis a portion of their eligible pay, which generally includes overtime, commissions, shift differential pay, and periodic incentive bonuses, reduced each pay period, in any 1% increment, by an amount up to 50% of their eligible compensation in a whole percentage up to the maximum permitted by law.
Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 6% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan. Participants who are automatically enrolled in the Plan, but do not make an investment election, are invested in the Plan’s default investment, which is the Plan’s “target retirement date” fund consistent with the participant’s projected year of retirement. Further, unless the participant elects a different rate, for employees who

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2018 and 2017

are automatically enrolled, their contribution rate is automatically increased by 1% until they reach a before-tax contribution rate of 15%.
Catch‑up contributions are permitted in accordance with Section 414(v) of the Code. Participants who are over age 50 by the Plan year‑end can contribute up to 49% of their eligible pay up to the applicable statutory limit. There is no automatic enrollment for catch‑up contributions.

(d)	Employer Contributions
During 2018 and 2017, employer contributions consisted of three components: the Company matching contribution, fixed contribution, and transition contribution. A one‑time Company contribution is also provided to certain grandfathered participants on a limited basis when they become eligible.
The Company matching contribution was equal to 100% of the participant’s before-tax and/or Roth contributions up to 6% of the participant’s eligible compensation in 2018 and 2017 (up to the annual compensation maximum set by the Code for 2018 and 2017, respectively) for eligible employees at all compensation levels. Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the statutory limit. Catch‑up contributions are not subject to matching contributions, but may be reclassified as before-tax contributions if the participant has not reached 6% of before-tax contributions. Participants must contribute to the Plan to receive Company matching contributions.
A fixed contribution of up to 2% of eligible pay is credited to the Plan accounts of eligible employees whose qualifying annual compensation, as defined in the Plan, is $100,000 or less.
An annual transition contribution is credited to the Plan accounts of certain employees who were eligible to receive benefits under the Plan, the Citigroup Pension Plan, and the Citigroup Ownership Program in 2007, prior to the plans’ redesign. If an employee’s total benefit opportunity under the three programs was greater than his or her benefit opportunity under the Plan, an additional transition contribution is credited. Participants receiving this transition contribution generally have long service and must be continuously employed by the Company since December 31, 2006.
At December 31, 2018, the employer contribution receivable was $394.7 million; whereas, at December 31, 2017, the employer contribution receivable was $381.6 million. Company contributions relating to 2018 and 2017 were received and credited to participant accounts during the first quarter of 2019 and 2018, respectively.

(e)	Participant Accounts
The Plan maintains a separate account for each participant, to which contributions, expenses, investment gains and losses are allocated.
Participants may elect to invest their deferral contributions, Company contributions, and account balance among the investment fund options offered under the Plan in whole increments of 1%.
A participant may elect to suspend or resume his or her contributions, subject to the Plan’s notice requirements. In addition, a participant may change the rate of his or her contributions, subject to the Plan’s notice requirements, and may elect to change the allocation of future contributions among the funds daily. A participant may also elect to transfer the value of his or her contributions in whole increments of 1% to other Plan investment funds, subject to certain restrictions.
Changes requested by participants are implemented as soon as administratively practicable, in accordance with the Plan document.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2018 and 2017

(f)	Rollover and Transfer Contributions
The Plan permits participants to have their interests in other qualified plans rolled over to the Plan or to make rollover contributions into the Plan from a conduit individual retirement account (IRA), which holds amounts attributable solely to a rollover from another qualified plan. Such transfers or rollovers to the Plan may only be made with the approval of the Plan’s management and do not affect any other contributions made by or on behalf of a participant.
Of the participant contributions reported in 2018 and 2017, $53.9 million and $50.0 million, respectively, related to rollover contributions into the Plan.

(g)	Investment Options
Plan assets are held in a trust fund and are invested in the investment options offered under the Plan at the direction of Plan participants, in accordance with the Plan document.
In general, Plan participants may move a portion or all of their account balances among the Plan’s investment options through a fund transfer, reallocation or rebalance, generally not more frequently than once every seven calendar days. An exception to this rule is that they may move a portion or all of their account balances into the BlackRock Cash Funds: Treasury at any time. However, once a participant moves his or her Plan assets into that fund, he or she cannot move Plan assets out of the fund for seven calendar days.
In addition, Plan participants may not move an investment in the BNY Mellon Stable Value Fund (see note 3) through a fund transfer, reallocation, or rebalance directly into any of the two investment options that are considered competitors of the BNY Mellon Stable Value Fund - the BlackRock Cash Funds: Treasury and the BFA LifePath Index Retirement Fund. The BFA LifePath Index Retirement Fund, although neither a money market fund nor a stable value fund, is considered to compete with the BNY Mellon Stable Value Fund. This restriction on transfers enables the BNY Mellon Stable Value Fund to secure higher‑yielding, fixed‑income investments intended to preserve principal and earned interest.
If a Plan participant moves a portion or all of his or her account balance from the BNY Mellon Stable Value Fund through a fund transfer, reallocation, or rebalance into any investment option other than the two competing investment options named above, the amount moved must remain invested in a noncompeting investment option for at least 90 days before it can be moved into one of the two competing investment options.
These restrictions are subject to change at any time depending on generally applicable Plan rules or the requirements of the funds.
To the extent required by the compliance procedures of a mutual fund to ensure the fund’s adherence to the market timing rules mandated by the Securities and Exchange Commission and upon request by a mutual fund, the Plan may provide reports to the fund detailing Plan participants’ trading activity in that particular fund. The Company also may restrict the ability of certain Plan participants to invest in or divest from the Citigroup Common Stock Fund.
In general, no investment-related transaction costs are associated with the Plan, though the funds have the right to impose redemption fees, should they decide to do so.
The Plan does not directly participate in securities lending programs; however, there are investment funds that engage in securities lending which are available to Plan participants. The investment manager for an investment option determines the terms of, and the extent to which, securities lending is used.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2018 and 2017

Engaging in securities lending is intended to benefit Plan participants investing in such investment offering.
Effective March 1, 2017, the Large Cap Non-U.S. Equity Fund was restructured, eliminating the DFA International Value IV and DFA Emerging Markets II components, and adding WCM Focused Growth International, Lazard International and the Schroder Multi Cap International Fund. Additionally, the weighting for the Large Cap Non-U.S. Fund was changed to 25% for each component strategy.
Effective May 22, 2017, the BlackRock T-Fund was eliminated and replaced by the BlackRock Cash Funds: Treasury.
Effective September 22, 2017, the Small Cap U.S. Equity Fund was restructured, eliminating the Numeric Small Cap Growth component, and adding T. Rowe Price Small Cap Growth and LA Capital Small Cap Growth. Additionally, the weighting for the Small Cap U.S. Fund was changed to 25% for each component strategy.
Effective March 29, 2018, State Street Global Advisors (SSgA) was replaced by BlackRock as the manager for the S&P 500 Index Fund, Russell 2000 Index Fund, S&P Midcap 400 Index Fund, Russell 3000 Index Fund, MSCI EAFE Index Fund, MSCI Emerging Markets Index Fund, Bloomberg Barclays US TIPS Index Fund and the Bloomberg Roll Select Commodity Index Fund.
Effective March 29, 2018, the SSgA Diversified Bond Fund was eliminated as an investment option and the assets were transferred to the BlackRock US Bond Fund.
Effective October 1, 2018, the T. Rowe Price International Small Cap Fund was combined with Strategic Global Advisors International Small Cap to create the Non-U.S. Small Cap Fund with 50% allocated to each component strategy.

(h)	Vesting
The rights of a participant to his or her own contributions and any earnings thereon are at all times fully vested and nonforfeitable.
Company fixed and transition contributions, as described in note 1(d), vest according to the following schedule:

•	Upon completion of three years of service, any fixed and/or transition contributions made on a participant’s behalf will be immediately vested;

•	If a participant reaches age 55, dies or becomes disabled while in service;

•	In the case of a full or partial termination of the Plan or complete discontinuance of contributions under the Plan.
Once a participant is vested in his or her Company contributions, those contributions are available for distribution or rollover once he or she leaves the Company or is otherwise eligible to take a distribution, as more fully described in notes 1(k) and (l).

(i)	Forfeited Accounts
Forfeitures may be used to offset expenses of the Plan. During 2018 and 2017, $552,176 and $415,413, respectively, of forfeitures were used to offset Plan expenses. As of December 31, 2018 and 2017, unallocated forfeitures were $451,812 and $809,637, respectively.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2018 and 2017

(j)	Loans Receivable from Participants
Subject to the Plan’s provisions and the requirements contained within ERISA and the Code, participants may apply for up to two loans from the Plan at a fixed annual interest rate equal to the prime rate, as published in The Wall Street Journal for the fifteenth business day of the month in which the loan application is initiated, plus 1%. Loans may be made for a minimum amount of $1,000, the maximum of which would be the lesser of 50% of the participant’s vested account balance or $50,000, less the highest outstanding loan balance in the previous twelve months. Loans receivable from participants as of December 31, 2018 and 2017 bore interest rates from 4.25% to 10.50%.
Loans receivable from participants are valued at unpaid principal plus any accrued but unpaid interest.
Loan repayments by participants who are employed by the Company are generally made through after‑tax payroll deductions. Manual loan repayments by participants who are no longer employed by the Company and who are eligible to make manual loan repayments are submitted directly to Alight Solutions, Inc.. Loan terms range from 1 to 5 years for general‑purpose loans or up to 20 years for the purchase of a primary residence.
Each loan is secured through the vested balance in the participant’s Plan account. If a participant defaults on his or her loan by failing to make timely repayments, the outstanding principal and interest due on the loan is treated as a deemed distribution and reported as a taxable distribution to the participant as soon as administratively practicable in the year of default. If the participant has an outstanding loan and takes a distribution of his or her Plan benefit, the outstanding principal and interest due on the loan is deducted from the account balance before an amount is distributed to the participant.
A participant applying for a loan through the Plan will be charged a $50 loan application fee. The loan application fee is nonrefundable and will be used to offset the administrative expenses associated with the loan. The fee will be deducted from the participant’s Plan account at the time his or her loan request is processed. Plan participants who reside in Florida may be subject to a nominal tax imposed by Florida law, which is deducted from the participant’s Plan account at the time his or her loan request is processed as soon as administratively practicable.

(k)	Withdrawals
Prior to termination of employment, a participant may withdraw, subject to the Plan’s notice requirements, all or a portion of the vested value of his or her participant account if the participant has attained age 59½ or becomes totally and permanently disabled, or a certain portion of the value of his or her participant account in the event of demonstrated financial hardship, subject to the Plan’s provisions. Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Withdrawals from the Citigroup Common Stock Fund and the State Street Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant, with the exception of a hardship withdrawal, which must be paid in cash. Fractional shares and withdrawals from other funds are paid in cash.

(l)	Distributions
A participant, after leaving the Company, can have the total of his or her vested account distributed in accordance with the provisions of the Plan.
If the value of a participant’s account exceeds $5,000, the participant may elect to defer the commencement of his or her distribution until April 1 of the calendar year following the calendar year in which the participant attains age 70 ½, or may request a distribution at any time in the form of a

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2018 and 2017

lump‑sum payment or installments. The value of this distribution will be based on the value of the participant’s vested account at the valuation date that coincides with the distribution, to the extent administratively practicable. If the participant has terminated employment, minimum distributions must commence no later than April 1 of the calendar year following the calendar year in which the participant attains age 70½. If the participant is still employed at age 70½, minimum distributions must commence when the participant retires or otherwise separates from service.
If the value of a participant’s account is at least $1,000 and does not exceed $5,000, the Plan will automatically roll the participant’s account over to an IRA, if the participant does not elect otherwise within 90 days of receiving a notice from the Plan. This provision does not apply to participants who are age 65 or older. If the Plan participant is age 65 or older and his or her account balance is $5,000 or less, the Plan will distribute his or her account as a lump‑sum distribution and withhold the applicable taxes. If the value of a participant’s account is less than $1,000, the Plan will distribute the participant’s account upon termination of employment, unless otherwise instructed.
Distributions to which a participant is entitled are the vested amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Distributions from the Citigroup Common Stock Fund and the State Street Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant. Fractional shares and distributions from other funds are paid in cash.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting
The accompanying financial statements have been prepared under the accrual basis of accounting and displayed in US dollars.

(b)	Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date the financial statements are prepared. Actual results could differ from those estimates and assumptions. Significant estimates inherent in the preparation of the financial statements include the fair value of investments.

(c)	Investment Valuation and Income Recognition
Investments held by the Plan are generally stated at fair value with the exception of fully benefit-responsive investment contracts, which according to GAAP are stated at contract value.

Cash equivalents and short-term investments are valued at cost, which approximates fair value.

Equity investments traded on national securities exchanges are valued at their closing market prices. When no trades are reported, they are valued at the most recent bid quotation; securities traded in the over‑the‑counter market are valued at their last sale or bid price. This includes U.S. and non‑U.S. equities in separately managed accounts.
The shares of common stock held by the Citigroup Common Stock Fund and the State Street Common Stock Fund are valued at the last reported sale price on the New York Stock Exchange on the last business day of the year.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2018 and 2017

Mutual funds are valued at the net asset value (NAV) reported in the active market where the fund is traded on a daily basis. Exchange-traded funds are valued at last sale price.
Collective trust funds are determined to have readily determinable fair values and valued based on NAV. Participant‑directed redemptions from these collective trust funds generally can be made daily, subject to a Plan imposed 7‑day minimum holding period on investments (other than BNY Mellon Stable Value Fund related investments which have a longer holding period).
Purchases and sales of investments are recorded on a trade-date basis. Securities purchased or sold near year-end may result in payments on these securities not being made or received until after the Plan’s year-end. The amounts of such payments are recorded as payables or receivables as of year-end in the statements of net assets available for benefits. Interest income is recorded as earned on the accrual basis. Dividend income is recorded on the ex-dividend date.

(d)	Fair Value of Other Assets and Liabilities
The carrying value of other assets and liabilities approximates fair value because of the short-term nature of these items.

(e)	Payment of Benefits
Benefits are recorded when paid.
(3)    Guaranteed Investment Contracts (GIC)
The Plan’s BNY Mellon Stable Value Fund (Fund) is a custom investment vehicle that invests in fully benefit‑responsive investment contracts, including traditional GICs, synthetic GICs and separate account GICs issued by insurance companies.
Traditional GICs are investment contracts backed by the general assets of the issuer. The issuer agrees to provide the Fund with a guaranteed interest rate on the Fund’s investment for a specified period of time. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. At December 31, 2018 and 2017, the Plan did not have any traditional GICs.
Synthetic GICs consist of two parts: underlying investments, generally fixed-income- related securities owned directly by the Plan and a “wrapper” contract purchased from an insurance company. The wrapper contract guarantees full payment of principal and interest. The wrapper contracts are obligated to provide an interest crediting rate of not less than zero. The wrapper contract amortizes the realized and unrealized gains and losses on the underlying fixed income investments, typically over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.
Separate account GICs are investment contracts in a segregated account backed by the general assets of the issuer for the benefit of the investors. The total return of the segregated account assets supports the separate account GICs return. The credited rate on this product will reset periodically and it will have an interest rate of not less than zero. During 2017, the Plan disposed of its separate account GICs.
There are no reserves against contract value for credit risk of the contract issuers or otherwise.
An investment contract is considered fully benefit‑responsive if all of the following criteria are met:

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2018 and 2017

•	The investment contract is between the Fund and the issuer and the contract cannot be sold or assigned.

•
The contract issuer must be obligated to repay principal and interest to participants in the Fund or provide prospective crediting rate adjustments that cannot result in an interest crediting rate less than zero.

•	All permitted participant‑initiated transactions occur at contract value, without limitations.

•	An event that limits the ability of the participant to transact at contract value is not probable.

•	The Fund must allow participants reasonable access to their funds.
The Plan’s management has concluded that the GICs are fully benefit‑responsive investment contracts and has reported such contracts at contract value, as shown in the table below:

	2018	2017
Investments in fully benefit-responsive investment contracts, at contract value:
Synthetic GICs	$1,142,364,161	$1,194,792,199
Investments in fully benefit-responsive investment contracts, at contract value:	$1,142,364,161	$1,194,792,199
In addition, the Fund owns units of the State Street Short‑Term Investment Fund, which serves as the Fund’s short‑term liquidity vehicle, included in the fair value hierarchy table in cash equivalents and short-term investments.

(4)	Fair Value Measurements
FASB Accounting Standards Codification (ASC) 820, Fair Value Measurement, provides a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

•	Level 1 – Quoted prices for identical instruments in active markets.

•
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model‑derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
This hierarchy requires the Plan’s management to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. As required by ASC 820, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The methods described above may produce a fair value measurement that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2018.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2018 and 2017

	December 31, 2018
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$395,852	$121,527,088	$121,922,940
Collective trust funds	—	9,305,609,793	9,305,609,793
U.S. equities	795,549,675	—	795,549,675
Non-U.S. equities	484,887,327	—	484,887,327
Mutual funds and other registered investment companies	849,645,663	—	849,645,663
Investments, at fair value	$2,130,478,517	$9,427,136,881	$11,557,615,398
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2017.

	December 31, 2017
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$668,042	$71,783,909	$72,451,951
Collective trust funds	—	9,899,697,200	9,899,697,200
U.S. equities	1,162,749,464	—	1,162,749,464
Non-U.S. equities	508,393,616	—	508,393,616
Mutual funds	889,159,394	—	889,159,394
Investments, at fair value	$2,560,970,516	$9,971,481,109	$12,532,451,625
There were no transfers or reclassifications of investments between levels within the fair value hierarchy during the years ended December 31, 2018 and 2017, and there were no changes in valuation methodologies used to measure the fair value of the Plan’s investments as of and for the years ended December 31, 2018 and 2017.

(5)	Administrative Expenses
Plan provisions allow for administrative expenses, including, but not limited to, audit fees, custodial and trustee fees, investment manager fees, and recordkeeping fees to be paid by the Plan and allocated to participant accounts. Expenses related to monthly investment service fees and loan fees are charged to participants’ investment balances and are reflected in the value of their participant accounts. These expenses are reported in trustee and administrative expenses in the statements of changes in net assets available for benefits, or if paid by the investment funds, are included in net appreciation in fair value of investments.
Any expenses not borne by the Plan are paid by the Company.

(6)	Risks and Uncertainties
The Plan invests in a variety of investment securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, foreign exchange and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonable to expect that changes in the values of investment

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2018 and 2017

securities will occur in the near term and that such changes could materially affect participant account balances and the net assets available for plan benefits.
The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across participant‑directed fund elections and one election that is closed to new contributions. Additionally, the investments within each investment fund option are further diversified into varied financial instruments, with the exception of the Citigroup Common Stock Fund and State Street Common Stock Fund, which primarily invest in the securities of a single issuer. At December 31, 2018 and 2017, approximately 4% and 6% of the Plan’s total investments were invested in Citigroup common stock, respectively.
Plan investments include a variety of investments that may directly or indirectly invest in securities with contractual cash flows. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.

(7)	Party‑in‑Interest Transactions
Certain Plan investments are units of the Citigroup Common Stock Fund, which consists of common stock issued by the Company. The Plan’s investment in the Citigroup Common Stock Fund was $549.2 million and $759.7 million at December 31, 2018 and December 31, 2017, respectively.
The Plan held no direct investments through other investment options in the Company’s common stock at December 31, 2018 and December 31, 2017. However, certain of the Collective Trust Funds and mutual fund may have invested in Citi Group common stock if consistent with the fund's objective. In 2018 and 2017, the Company paid $16.1 million and $10.2 million, respectively, to the participants for dividends on common stocks held directly.
At December 31, 2018 and 2017, the Plan held $121.5 million and $71.7 million, respectively, of the Bank of New York Mellon Short-Term Investment Fund. At December 31, 2018 and 2017, the Plan also held through synthetic GICs $651,025 and $656,392, respectively, Bank of New York Mellon corporate bonds, and Bank of New York Mellon Short-Term Investment Fund.
Certain Plan investments are units of the State Street Common Stock Fund, which consist of common stock issued by State Street Corporation. The Plan’s investment in State Street Common Stock Fund was $2.5 million and $4.0 million at December 31, 2018 and 2017, respectively.
Certain Plan investments are shares of collective trust funds managed by State Street Corporation amounting to $7,322.8 million at December 31, 2017.
These transactions qualify as exempt party-in-interest transactions.

(8)	Tax Status
The Internal Revenue Service (the IRS) has determined and informed the Plan by a letter dated April 8, 2016 that the Plan as amended and restated effective January 1, 2014 and related trust are established in accordance with applicable sections of the Code and, therefore, the Plan qualifies as tax‑exempt under Section 401(a) of the Code. Although the Plan has been amended since receiving the favorable determination letter, the Plan's management and the Plan's legal counsel believe that the Plan, as amended, continues to be qualified as tax-exempt and continues to operate in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes is included in the Plan’s financial statements.
GAAP requires the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2018 and 2017

examination by the IRS. The Plan’s management has concluded that, as of December 31, 2018 and 2017, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.
The Plan is subject to audits by taxing jurisdictions. There is an examination of the Plan by the U.S. Department of Labor, Employee Benefits Security Administration in progress. The Company believes the Plan is no longer subject to tax examination for years prior to 2015.
(9)    Plan Termination
Although it has not expressed any intention to do so, the Plan Sponsor has the right under the Plan to amend or discontinue its contributions at any time and to amend or terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, either full or partial, all amounts credited to the impacted participants’ accounts will become 100% vested and, therefore, will not be subject to forfeiture.

(10)	Pending Litigation
In October 2007, a complaint was filed on behalf of a putative class of participants in the 401(k) Plan from 2001 through 2007, against the Company and the Plan administration and investment committees. Plaintiffs alleged that defendants engaged in prohibited transactions and breached fiduciary duties under ERISA by including Citigroup affiliated mutual funds as investment options, and by purchasing services from a Citigroup affiliated entity. Following several motions to dismiss and motions to amend the pleadings, the operative complaint asserted claims for breach of fiduciary duties of prudence and loyalty by including, and failing to remove, nine specific Citigroup affiliated mutual funds as investment options in the Plan which allegedly charged higher management fees than comparable non-affiliated funds. In November 2017, the court certified a class of participants in the Plan who invested in the nine specific funds from October 18, 2001 to December 1, 2005. Expert discovery commenced thereafter. On May 18, 2018, the parties notified the Court that they reached a settlement in principle. On September 4, 2018, the parties filed a settlement agreement with the Court wherein Citigroup agreed to pay $6,900,000 in full discharge and settlement of the class action without any admissions of liability to any claims. On January 3, 2019, the Court conducted a Fairness Hearing to consider whether the settlement warrants final approval as fair, reasonable and adequate, and issued an order granting final approval of the settlement. The settlement funds, after deduction of plaintiff's attorneys' fees and expenses, were paid in April 2019 to participants of the Plan during the class period.

(11)	Subsequent Events
The Plan's management evaluated subsequent events through the date on which the financial statements were issued, and determined that, other than those disclosed throughout the financial statements, no additional disclosures were required.

(12)	Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of amounts reported in the financial statements to amounts reported on Form 5500 as of and for the years ended December 31, 2018 and 2017:

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2018 and 2017

	2018	2017
Net assets available for benefits per the financial statements	$13,321,180,475	$14,332,319,127
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	(16,740,381)	2,450,402
Net assets available for benefits per the Form 5500	$13,304,440,094	$14,334,769,529
Net (decrease) increase in net assets available for benefits per the financial statements	$(1,011,138,652)	$1,995,654,921
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(2,450,402)	(7,279,972)
Current year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(16,740,381)	2,450,402
Net (decrease) increase in net assets per Form 5500	$(1,030,329,435)	$1,990,825,351

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value

	Cash equivalents and short-term investments:
	Australian Dollar			23,917		$16,838
	Brazil Real			538,964		139,062
	Canadian Dollar			23,923		17,516
	Cash Collateral Held At Rbc			(59,838)		(59,838)
*	Collective Us Gov't STIF 12	2.29%		37,605		37,605
*	Collective US Gov't STIF 15	2.26%		121,489,828		121,489,828
	Danish Krone			11,812		1,809
	Euro Currency			25,722		29,403
	Hong Kong Dollar Overdrawn			(690,840)		(88,237)
	Indonesian Rupiah			276,796,057		19,249
	Japanese Yen			36,246,171		330,396
	Mexican Peso			120,245		6,106
	New Taiwan Dollar			3,807,132		123,862
	New Zealand Dollar			8,328		5,584
	Pound Sterling			33,597		42,791
	South African Rand			3,925,969		272,920
	Swedish Krona			230		26
	Swiss Franc Overdrawn			(23)		(23)
	Thailand Baht			926,928		28,468
	Turkish Lira			315,862		59,374
	U.S. Dollar Overdrawn			(549,799)		(549,799)

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Total cash equivalents and short-term investments					$121,922,940

Collective trust funds:
BFA Lifepath Index 2020 Fund			9,623,295		$185,224,361
BFA Lifepath Index 2025 Fund			14,640,893		271,077,602
BFA Lifepath Index 2030 Fund			15,684,181		315,849,601
BFA Lifepath Index 2035 Fund			15,581,845		296,237,365
BFA Lifepath Index 2040 Fund			14,694,089		304,285,187
BFA Lifepath Index 2045 Fund			19,714,527		377,765,821
BFA Lifepath Index 2050 Fund			15,393,122		241,648,933
BFA Lifepath Index 2055 Fund			4,658,335		94,906,578
BFA Lifepath Index Retirement			11,074,978		209,003,664
Blackrock EAFE Equity Fund			21,853,779		809,588,544
Blackrock Emerging Markets Fund			25,092,787		265,574,534
Blackrock Roll Select Fund			4,175,341		36,818,571
Blackrock Russell 2000 Fund			12,465,143		515,412,453
Blackrock Russell 3000 Fund			17,353,884		833,427,240
Blackrock S&P 400 Index Fund			8,783,099		691,280,524
Blackrock S&P 500 Index Fund			58,249,167		2,783,664,977
Blackrock US Debt Fund			24,171,670		752,118,445
Blackrock US TIPS Fund			7,305,720		149,229,557
Schroder Collective Invt Trust			9,782,929		105,557,801
Wellington CIF II Citigroup Emerging Markets Debt Portfolio			5,450,980		66,938,035

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Total collective trust funds					$9,305,609,793

Mutual funds:
BlackRock Cash Funds: Treasury			451,663,536		$451,663,536
Blckrck Hi Yld Bnd Port-K			9,071,161		64,768,090
DFA Emerging Markets Portfolio			2,703,785		62,754,855
Dodge & Cox International Stock Fund			2,798,149		103,279,674
Ishares Msci Eafe Small-cap			17,773		920,991
Ishares Msci India Etf			16,839		561,397
Ishares Msci India Small Cap			135,373		5,221,320
Legg Mason Bw Global Opportunities			6,076,451		60,156,861
Prudential High Yield Fund			6,368,775		32,608,127
T Rowe Price International Discovery Fund			7,961,658		65,285,595
Wisdom Tree India Earnings Fund			97,791		2,425,217
Total mutual funds					$849,645,663

Non-U.S. equities:
3Sbio Inc			248,080		$318,126
58.Com Inc			31,963		1,732,722
888 Holdings Plc			170,581		380,191
Aalberts Industries			9,088		301,786
Abacus Property Group			163,589		376,594
Abcam Plc			69,881		970,099

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Abn Amro Group Nv			41,237		968,252
Accenture Plc			30,176		4,255,141
Adidas Ag			16,818		3,506,669
Ado Properties Sa			5,270		274,234
Aedas Homes Sau			18,429		466,841
Ahlsell Ab			161,818		950,919
Aia Group Ltd			477,146		3,961,313
Aida Engineering Ltd			30,548		200,750
Air Arabia Pjsc			814,647		226,220
Air Liquide Sa			11,112		1,377,661
Airports Of Thailand Pcl			374,489		738,972
Airtac International Group			44,879		438,758
Aixtron Se			83,704		804,531
Alibaba Group Holding			39,325		5,390,256
Alkermes Plc			1,299		38,322
Als Ltd			97,596		465,836
Alstria Office Reit-ag			39,873		556,092
Altri Sgps Sa			93,992		623,190
Altus Group Ltd			17,970		311,421
Amadeus It Group			47,066		2,926,155
Ambu A/S			40,451		970,396
Amplifon Spa			56,129		901,500
Anheuser-Busch Inbev Sa/Nv			23,432		1,545,578

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Anta Sports Products Ltd			146,604		703,122
Aon Plc			15,751		2,289,568
Aperam Sa			10,070		265,339
Arata Corp			7,088		281,672
Arris International Plc			2,567		78,481
As One Corp			5,690		390,024
Ascential Plc			229,910		1,103,908
Ase Technology Holding Co Ltd			483,694		917,441
Asm International Nv			4,750		196,563
Asml Holding Nv			12,820		1,995,069
Asos Plc			8,151		236,383
Aspen Insurance Holdings Ltd			2,873		120,634
Asr Nederland Nv			27,420		1,083,898
Assa Abloy Ab			102,741		1,832,696
Assured Guaranty Ltd			23,871		913,799
Astm Spa			12,597		251,710
Astra International Tbk Pt			877,232		501,754
At&S Austria Technologie & Sys			8,633		151,986
Atacadao Distribuicao Comercio			196,869		918,881
Atlas Copco Ab			81,003		1,923,240
Aumann Ag			4,572		153,406
Avanza bank Holding			8,273		395,273
Avast Plc			131,108		474,219

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Axis Capital Holdings Ltd			32,750		1,691,258
Ayala Land Inc			615,738		475,401
Azul Sa			16,772		464,405
B3 Sa - Brasil Bolsa Balcao			160,666		1,111,388
Baidu Inc			11,530		1,828,638
Bakkavor Group Plc			166,750		299,446
Banca Generali Spa			12,137		251,552
Banca Transilvania Sa			379,942		187,074
Banco Santander Chile			26,159		782,166
Bangkok Dusit Medical Services			781,690		585,787
Bangkok Expressway & Metro Pcl			581,032		173,096
Bank Central Asia Tbk Pt			451,282		815,947
Bank Leumi Le-Israel Bm			141,106		853,415
Bank Of Georgia Group Plc			14,180		248,681
Bank Of Nt Butterfield & Son L			12,183		381,948
Bank Of The Ryukyus Ltd			10,782		111,733
Bank Rakyat Indonesia Perser			2,553,292		649,864
Baozun Inc			13,310		388,798
BB Seguridade Participacoes			308,006		2,192,578
Bellway Plc			20,880		668,796
Berkeley Group Holdings Plc			10,086		446,892
Best World International Ltd			369,474		712,925
Bhp Group Plc			82,194		1,728,941

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Bidvest Group Ltd/The			15,193		218,468
Bim Birlesik Magazalar As			13,720		224,372
Biomerieux			1,203		79,072
Biotage Ab			19,148		235,407
Bk Brasil Operacao E Assessori			21,442		114,410
Bluescope Steel Ltd			25,454		196,398
Bobst Group Sa			4,917		340,646
Brenntag Ag			5,949		256,379
Brightsphere Investment Group			6,453		68,919
Britvic Plc			48,665		495,534
Brunello Cucinelli			8,497		291,872
Bukit Asam Tbk Pt			1,377,266		411,839
Bwp Trust			168,536		418,833
Cae Inc			17,970		330,104
Cairn Homes Plc			201,697		246,710
Canada Goose Holdings Inc			7,887		344,804
Canadian National Railway Co			13,059		966,785
Canadian Pacific Railway Ltd			24,095		4,279,767
Capgemini Se			13,306		1,320,256
Capitec Bank Holdings Ltd			6,891		535,598
Cardtronics Plc			7,072		183,883
Carel Industries Spa			38,624		398,962
Carlsberg A/S			14,602		1,549,194

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Cd Projekt Sa			3,238		125,505
Cembra Money Bank Ag			5,655		446,616
Central Pattana Pub Co			211,230		484,933
Chailease Holding Co Ltd			62,232		196,190
Charter Hall Retail Reit			80,630		254,302
China Communications Services			462,751		382,998
China Mengniu Dairy Co Ltd			191,483		596,753
China Merchants Bank Co Ltd			381,470		1,398,353
China Pacific Insurance			764,935		2,476,719
Chow Sang Sang Holdings Intern			113,807		168,908
Chr Hansen Holding A/S			36,561		3,229,383
Chubb Ltd			30,690		3,964,478
Cia De Saneamento Basico Do Es			97,297		790,781
Cia De Saneamento Do Parana			44,620		708,018
CIE Automotive Sa			51,139		1,253,381
Cie De Saint-Gobain			23,717		790,732
Cie Generale Des Etablissement			7,975		790,431
Cielo Sa			298,658		685,047
Cimpress Nv			1,319		136,368
Cineworld Group Plc			218,635		732,891
Clicks Group Ltd			23,416		311,641
Cochlear Ltd			4,266		521,249
Compass Group Plc			299,120		6,285,824

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Computer Modelling Group Ltd			10,882		48,520
Concentric			62,942		850,500
Core Laboratories Nv			24,559		1,465,168
Cosmo Energy Holdings Co Ltd			22,462		463,508
Country Garden Services Holdin			818,613		1,300,688
CP All Pcl			170,939		360,934
Credicorp Ltd			3,870		857,764
Crispr Therapeutics Ag			999		28,539
Csl Ltd			37,466		4,883,856
Cushman & Wakefield Plc			145,481		2,105,113
Cvc Brasil Operadora E Agencia			14,561		229,845
Cvs Group Plc			15,408		129,809
Dah Sing Financial Holdings Lt			65,888		325,682
Daio Paper Corp			17,870		206,361
Daiwa House Industry Co Ltd			74,300		2,368,876
Dali Foods Group Co Ltd			210,432		155,620
Db Hitek Co Ltd			33,192		322,755
Dbs Group Holdings Ltd			95,124		1,653,333
DCC Plc			6,232		475,067
Denka Co Ltd			6,489		183,938
Derichebourg Sa			35,510		162,291
Descartes Systems			14,916		393,687
Despegar.Com Corp			170,541		2,116,418

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Dfds A/S			15,192		610,208
Diageo Plc			30,871		1,098,919
Dic Corp			14,575		447,694
Dino Polska Sa			6,025		153,716
Dip Corp			35,140		576,840
Dirtt Environmental Solution			95,011		425,038
Disco Corp			2,096		245,539
Dixons Carphone Plc			120,188		183,839
Dksh Holding			8,592		591,395
Dno Asa			133,644		193,694
Dollarama Inc			56,983		1,354,687
Don Quijote Holdings Co Ltd			25,919		1,611,177
Dp World Ltd			55,332		946,187
Draper Esprit Plc			33,771		232,256
Ds Smith Plc			167,803		639,644
Dufry Ag Reg			3,704		349,859
Duzonbizon Co Ltd			11,962		556,400
E.Sun Financial Holding Co			965,699		631,504
Ebiquity Plc			94,633		78,341
Ebro Foods Sa			51,220		1,000,842
Eclat Textile Co Ltd			13,962		158,079
Edenred			11,740		430,939
Edita Food Industries			21,035		86,245

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Eiken Chemical Co Ltd			8,386		183,973
Electric Power Development			15,973		379,396
Elekta Ab			58,809		698,812
Energisa Sa			23,038		220,526
Enerplus Corp			42,353		328,656
Engie Brasil Energia Sa			25,406		216,454
Enn Energy Holdings Ltd			76,793		681,187
Epiroc Ab			134,211		1,269,164
Eps Holdings Inc			13,377		203,864
Equiniti Group Plc			71,140		196,159
Erg Spa			17,355		327,342
Essent Group Ltd			28,350		969,024
Essilor International Cie Gene			35,712		4,509,023
Eurofins Scientific			1,179		439,375
Euronext Nv			5,818		334,546
Everest Re Group Ltd			6,666		1,451,558
Evraz Plc			100,768		616,666
Experian Plc			183,023		4,440,515
Fairfax India Holdings Corp			105,208		1,381,381
Farfetch Ltd			2,795		49,504
Feng Tay Enterprise Co Ltd			27,925		159,442
Ferguson Plc			30,392		1,941,974
Ferroglobe Rep & Wrnty Ins Tru Non Transferable Bene Int			31,110		49,464

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fila Korea Ltd			4,686		224,699
Finecobank Spa			54,733		549,225
First Abu Dhabi Bank Pjsc			132,235		507,606
Firstrand Ltd			147,348		671,543
Fisher & Paykel Healthcare			85,415		744,578
Flybe Group Plc			222,125		48,093
Freenet Ag			28,442		550,937
Fresenius Se & Co Kgaa			13,060		632,733
Fresh Del Monte Produce Inc			23,995		657,853
Fufeng Group Ltd			480,186		203,007
Fuji Corp/Aichi			43,227		508,249
Fujikura Ltd			50,514		201,201
Fujimi Inc			10,083		193,819
Fujitec Co Ltd			36,039		387,932
Fujitsu General Ltd			25,756		330,538
Fukuoka Financial Group Inc			13,876		282,930
Geberit Ag			5,882		2,280,967
Genting Bhd			688,043		1,015,623
Genus Plc			19,405		530,371
Genworth Mi Canada Inc			5,948		175,067
Georgia Healthcare Group Plc			74,423		193,361
Gima Tt Spa			19,432		144,878
Global Indemnity Ltd			7,532		272,882

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Globant Sa			3,373		189,961
Grafton Group Plc			25,295		207,148
Grandvision Nv			21,419		468,394
Grifols Sa			29,833		753,458
Gruma Sab De Cv			35,276		397,417
Grupo Aeroportuario Del Centro			28,124		133,939
Grupo Aeroportuario Sur			917		138,029
Grupo Financiero Banorte Sab D			216,093		1,052,606
Guangdong Investment Ltd			145,607		281,567
Gudang Garam Tbk Pt			39,094		227,349
Gulf Keystone Petroleum Ltd			124,624		287,285
Haier Electronics Group Co			215,635		530,456
Hana Financial Group			57,641		1,872,648
Hansol Chemical Co Ltd			8,536		592,881
Hanwa Co Ltd			19,567		504,531
Hartalega Holdings Bhd			108,707		161,514
Haseko Corp			84,756		892,254
Hdfc Bank Ltd			87,661		9,080,885
Heiwa Real Estate Co Ltd			20,166		320,734
Heiwado Co Ltd			7,887		181,145
Helen Of Troy Ltd			2,415		316,854
Hemfosa Fastigheter Ab			43,045		339,375
Hexagon Ab			62,600		2,880,822

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Hikari Tsushin Inc			2,895		453,072
Hi-p International Ltd			592,396		384,645
His Co Ltd			8,086		293,705
Hitachi Metals Ltd			30,349		318,105
Home Product Center Pcl			1,003,990		468,693
Hope Education Group Co Ltd			1,926,735		209,178
Horiba Ltd			4,492		183,847
Hoshino Resorts Reit Inc			98		468,422
Hoshizaki Corp			3,893		237,050
Howden Joinery Group Plc			346,124		1,920,231
Huazhu Group Ltd			45,642		1,306,719
Huhtamaki Oyj			8,541		264,287
Ibstock Plc			775,612		1,962,798
Ichor Holdings Ltd			1,998		32,565
Icici Bank Ltd			465,581		4,790,825
Icon Plc			27,066		3,497,250
Idec Corp/Japan			10,782		185,240
Igg Inc			220,626		302,646
Iguatemi Emp De Shopping			53,291		571,995
Imax Corp			11,178		210,259
Imcd Group			8,020		513,438
Immobiliare Grande Distribuzio			40,584		249,692
Inchcape Plc			53,409		375,143

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Indivior Plc			52,173		74,653
Industria De Diseno Textil Sa			38,486		983,303
Industrias Bachoco Sab De Cv			50,702		166,726
Informa Plc			134,930		1,082,982
Infosys Ltd			188,129		1,790,989
Inmobiliaria Colonial Socimi S			80,005		744,012
Innovent Biologics Inc			102,327		314,978
Instone Real Estate Group Ag			21,148		401,314
Integrated Diagnostics Holding			67,699		281,629
Intermediate Capital Group			60,309		718,167
Intertrust			19,037		319,682
Intrum Ab			9,896		229,606
Investec Plc			73,218		411,327
Invincible Investment Corp			1,100		453,230
IP Group Plc			129,204		178,706
Ipsen Sa			8,098		1,044,714
IQE Plc			692,615		573,375
Irb Brasil Resseguros S/A			24,634		530,455
Israel Discount Bank Ltd			283,779		877,898
Itau Unibanco Holding			142,341		1,303,773
Ituran Location and Control			68,403		2,192,992
J D Wetherspoon Plc			11,464		162,498
Jafco Co Ltd			7,288		232,150

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Japan Aviation Electronics Ind			30,548		354,166
Jazz Pharmaceuticals Plc			410		50,893
Jd Sports Fashion Plc			145,426		646,026
Jeol Ltd			31,047		468,901
Johnson Electric Holdings Ltd			65,888		134,312
Jollibee Foods Corp			33,440		185,561
Jpm Struct.Prod.Bv Lepw			436,621		638,571
Jpm-Cw20 Wuliangye Yib			179,416		1,327,676
Jse Ltd			13,431		154,577
Juki Corp			51,513		522,569
Julius Baer Group Ltd			23,734		842,903
Jumbo Sa			12,139		176,515
Just Eat Plc			77,867		581,938
Kakaku.Com Inc			10,882		192,608
Kaken Pharmaceutical Co Ltd			10,782		478,085
Kanamoto Co Ltd			19,966		525,746
Kao Corp			17,296		1,285,452
Kasikornbank Pcl			143,554		813,441
Kendrion			6,589		157,419
Keyence Corp			8,548		4,338,294
Keywords Studios Plc			25,835		352,070
Kindred Group Plc			60,583		557,600
King Slide Works Co Ltd			52,857		550,292

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Kingdee International Software			227,386		200,976
Kobayashi Pharmaceutical Co Lt			5,591		380,634
Koito Manufacturing Co Ltd			4,792		248,078
Kokuyo Co Ltd			36,338		531,588
Konecranes Oyj			9,025		272,255
Koninklijke Volkerwessels Nv			19,797		312,993
Korea Investment Holdings Co L			3,406		181,615
Korean Reinsurance Co			24,298		188,581
Kumho Petrochemical Co Ltd			2,115		165,510
Kyowa Exeo Corp			44,525		1,046,204
Kyudenko Corp			12,479		474,291
Laboratorios Farmaceuticos			19,542		389,821
Landis+Gyr Group Ag			6,525		365,034
Lasalle Logiport Reit			210		203,703
Lectra			37,833		776,206
Leeno Industrial Inc			4,456		187,915
Leg Immobilien Ag			18,047		1,879,888
Leroy Seafood Group Asa			73,109		556,731
LG Corp			28,339		1,584,315
Lg Household & Health Care Ltd			434		428,075
Li Ning Co Ltd			178,518		191,530
Lions Gate Entertainment Corp			3,366		50,092
Livanova Plc			9,324		852,826

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Localiza Rent A Car			109,704		842,080
Logitech International Sa			9,639		302,320
Lojas Renner S.A.			91,453		1,000,481
Loma Negra Cia Industrial Arge			99,950		1,112,446
Londonmetric Property Plc			112,411		249,109
Longfor Properties Co Ltd			241,348		721,331
Lonking Holdings Ltd			1,120,102		290,421
Luthai Textile Co Ltd			241,391		285,500
Lvmh Moet Hennessy Louis Vuitt			13,436		3,965,852
Maanshan Iron & Steel Co Ltd			1,412,188		622,280
Mabuchi Motor Co Ltd			6,389		196,249
Macq Bk-Cw20 China Jushi C			546,046		767,648
Macq Bk-Cw20 Focused Photo			186,098		693,960
Macq Bk-Cw20 Ping An Bank			680,563		928,062
Macq Bk-Cw20 Ping An Insur			93,248		760,519
Macquarie Korea Infrastructure			26,874		223,753
Macquarie Mexico Real Estate M			363,957		326,187
Maeda Corp			73,076		684,038
Magazine Luiza Sa			9,774		456,611
Magnit Pjsc			12,642		639,335
Mail.Ru Group			36,757		862,312
Majestic Wine Plc			53,804		169,256
Makalot Industrial Co Ltd			28,922		159,961

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Makino Milling Machine Co Ltd			17,770		630,040
Makita Corp			44,063		1,568,299
Mando Corp			9,028		234,228
Marcopolo Sa			477,057		492,981
Masonite International Corp			609		27,317
Matsumotokiyoshi Holdings Co L			11,980		367,422
Mayora Indah			991,719		180,689
Mcj Co Ltd			54,308		328,179
Mediaset Espana Comunicacion S			78,671		493,729
Mediclinic International Plc			160,587		659,591
Medtronic Plc			30,685		2,791,070
Megacable Holdings Sab De Cv			30,917		138,132
Meidensha Corp			18,269		230,288
Meitec Corp			7,587		308,769
Mellanox Technologies Ltd			14,435		1,333,454
Metawater Co Ltd			10,782		288,129
Metcash Ltd			305,785		527,418
Mitie Group Plc			114,620		161,454
Mitsui Fudosan Logistics Par Reit			66		188,988
Mitsui Mining & Smelting Co Lt			16,672		346,002
Miura Co Ltd			10,582		241,609
Modec Inc			12,379		256,460
Moncler Spa			15,478		511,870
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Moneta Money Bank As			64,156		206,595
Moneysupermarket.Com Group Plc			75,325		264,299
Morgan Sindall Group Plc			9,914		133,086
Mori Hills Reit Investment			130		164,613
Morinaga & Co Ltd/Japan			15,973		688,620
Mr Price Group Ltd			74,494		1,274,709
Muangthai Capital Pcl			84,572		127,273
Multiplan Empreendimentos Imob			32,512		203,928
Musashi Seimitsu Industry Co			33,942		475,810
Mycronic Ab			23,605		314,437
Naspers Ltd			23,785		4,782,407
National Bank Of Canada			34,493		1,415,521
Navigator Co Sa/The			90,068		370,662
Nestle Sa			48,248		3,905,648
Netcompany Group A/S			9,754		328,738
Netent Ab			27,669		114,068
Nexity Sa			19,318		870,097
Nexon Co Ltd			86,431		1,113,132
Nextdc Ltd			74,619		320,967
Ngk Spark Plug Co Ltd			13,976		279,233
Nichiha Corp			15,474		389,824
Nifco Inc			13,277		314,647
Nihon Unisys Ltd			15,474		345,680

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Nikkiso Co Ltd			22,761		191,485
Nine Entertainment Co Holdings			456,719		443,712
Nippon Ceramic Co Ltd			10,582		227,044
Nippon Light Metal Holdings Co			308,278		626,586
Nippon Seiki Co Ltd			25,756		441,578
Nippon Soda Co Ltd			11,780		288,824
Nishio Rent All Co Ltd			6,589		197,878
Nissin Electric Co Ltd			48,318		353,638
Nitto Boseki Co Ltd			9,783		160,062
Nmc Health Plc			6,053		210,909
Nof Corp			11,880		406,589
Nojima Corp			11,381		227,322
Nordea Bank Abp			139,949		1,177,257
Norma Group			8,480		418,565
Notre Dame Intermedica Partici			60,916		457,053
Nova Ljubljanska Banka Dd			42,675		634,676
Novanta Inc			3,552		223,851
Novartis Ag			44,538		3,796,847
Novocure Ltd			305		10,234
Nyfosa Ab			43,046		207,587
Obara Group Inc			8,985		320,607
Ocado Group Plc			41,944		422,016
Odontoprev Sa			89,199		316,451

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Old Mutual Ltd			809,517		1,248,907
Ooh!Media Ltd			81,899		197,187
Open House Co Ltd			10,482		354,456
Orbotech Ltd			12,248		692,516
Oriflame Holding			10,182		227,503
Osstem Implant Co Ltd			7,414		355,505
OTP Bank Plc			25,972		1,044,880
Oxford Immunotec Global Plc			4,865		62,172
Oxford Instruments Plc			28,073		325,364
Paddy Power Betfair Plc			4,709		383,834
Pakuwon Jati Tbk Pt			10,937,474		471,574
Paltac Corporation			8,985		425,019
Pampa Energia			32,400		1,030,629
Paramount Bed Holdings Co Ltd			8,885		368,873
Parex Resources Inc			28,583		342,162
Peab Ab			34,415		281,036
Pembangunan Perumahan Perser			875,240		109,861
Pendal Group Ltd			71,030		398,538
Penta-Ocean Construction Co Lt			84,157		467,136
Pernod Ricard Sa			21,717		3,557,612
Petroleo Brasileiro Sa			85,293		697,253
Petroleo Brasileiro Spon			46,966		611,030
Ping An Insurance Group Co			490,787		4,334,703

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Piovan Spa			20,314		184,471
Playtech Plc			124,965		612,749
Polyus Pjsc			16,878		656,792
President Chain Store Corp			99,731		1,009,086
Press Kogyo Co Ltd			28,252		139,053
Prudential Plc			144,379		2,578,014
Public Bank Bhd			123,267		738,559
Qgep Participacoes Sa			68,888		166,189
Qinetiq Group Plc			249,973		911,800
Quintis Ltd			318,278		66,100
Raia Drogasil Sa			21,705		320,045
Rathbone Brothers Plc			7,968		237,682
Red Electrica Corp Sa			71,454		1,592,399
Redrow Plc			56,144		351,375
Reliance Industries Ltd			67,396		2,164,802
Relx Plc			103,287		2,126,442
Renishaw Plc			4,984		269,115
Rentokil Initial Plc			111,623		479,373
Reply Spa			6,539		329,496
Rhi Magnesita Nv			10,157		512,253
Rightmove Plc			100,068		550,890
Rogers Communications Inc			47,452		2,430,643
Roland Dg Corp			16,871		324,465

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Rosneft Oil Co Pjsc			151,503		944,546
Rotork Plc			82,167		259,107
Round One Corp			66,787		686,648
Royal Dutch Shell Plc			100,034		2,939,829
Royal Unibrew A/S			20,076		1,380,849
Rpc Group Plc			26,909		223,452
Rsa Insurance Group Plc			104,374		682,735
Rumo Sa			52,758		231,408
Ryanair Holdings Plc			34,396		2,453,814
Safaricom Plc			699,763		152,526
Safestore Holdings Plc			36,671		236,556
Safran Sa			16,087		1,938,288
Sakata Inx Corp			33,643		372,261
Sakata Seed Corp			7,288		223,847
Salmar Asa			10,337		510,956
Sampo Oyj			28,933		1,270,403
Samsung Electronics			84,516		2,404,892
Samsung Electronics Co Ltd			84,031		2,914,512
Samsung Sdi Co Ltd			2,197		431,223
Sandfire Resources Nl			58,496		275,090
Sankyu Inc			6,489		294,242
Sanwa Holdings Corp			46,022		523,916
Sap Se			26,787		2,661,903

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Sasol Ltd			42,895		1,267,324
Savills Plc			234,768		2,113,928
Sberbank Of Russia Pjsc			113,647		1,245,573
Scout24 Ag			21,818		1,001,642
Screen Holdings Co Ltd			5,790		243,028
Sega Sammy Holdings Inc			25,157		352,201
Seiren Co Ltd			22,662		369,724
Sensirion Holding Ag			5,438		233,056
Seven Generations Energy			19,767		161,223
Sgl Carbon Se			24,525		170,881
Shanghai Fosun Pharmaceutical			271,766		798,358
Shenzhen Expressway Co Ltd			371,371		409,348
Shenzhou International Group H			104,717		1,187,029
Shin-Etsu Chemical Co Ltd			15,053		1,171,162
Shinhan Financial Group Co Ltd			32,393		1,149,619
Shop Apotheke Europe			6,031		259,218
Shopify Inc			33,979		4,702,877
Shopping Centres Australasia P			264,911		475,568
Signify Nv			33,403		781,649
Sika Ag			18,248		2,306,485
Sina Corp/China			10,425		559,189
Sinopec Engineering Group Co L			547,073		449,294
Sinotrans Ltd			751,726		326,447

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Sitc International holdings			510,135		480,857
Sk Hynix Inc			6,825		370,037
Sleep Country Cda Holdings Inc			111,816		1,634,918
SLM Corp			321,448		1,783,215
Smartgroup Corp Ltd			61,110		382,033
Smcp Sa			31,045		477,831
Societa Iniziative Autostradal			39,444		543,792
Societe Generale Sa			26,052		828,517
Softcat Plc			41,215		308,651
Sojitz Corp			308,577		1,074,388
Sophos Group Plc			77,535		373,860
Sopra Steria Group			1,589		146,526
Sparebank 1 Smn			38,801		377,296
Spie Sa			18,838		249,588
Spin Master Corp			21,764		611,747
Spirax Sarco Engineering Plc			4,308		342,344
Ssy Group Ltd			117,682		87,179
Stanley Electric Co Ltd			13,277		373,946
Statoil Asa			66,320		1,407,327
Steadfast Group Ltd			153,346		296,878
Stoneco Ltd			10,154		187,236
Stroeer Se & Co Kgaa			5,464		263,451
Sul America Sa			14,561		107,447

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Sumitomo Mitsui Financial Grou			41,272		1,371,145
Sumitomo Seika Chemicals Co			6,888		264,948
Suncor Energy Inc			77,681		2,168,687
Sunny Optical Tech			101,227		899,868
Suzano Papel E Celulose Sa			117,993		1,159,309
Suzuki Motor Corp			10,268		521,008
Swissquote Group Holding Sa			3,936		180,685
Sydbank A/S			18,153		431,310
Taiwan Semiconductor Manufacture			167,548		1,229,203
Taiwan Semiconductor SP			212,636		7,848,411
Takeaway.Com Holding			13,200		887,242
Takeuchi Manufacturing Co Ltd			19,068		294,405
Takuma Co Ltd			37,437		468,831
Tarkett			10,013		200,541
Tate & Lyle Plc			85,893		722,000
Taylor Wimpey Plc			191,804		332,834
Tci Co Ltd			53,139		897,257
Tecan Group			5,507		1,065,806
Techtronic Industries Co Ltd			160,501		852,796
Ted Baker Plc			15,900		313,880
Telekomunikasi Indonesia Perse			38,580		1,011,183
Telenor Asa			92,849		1,796,048
Temenos Ag			2,539		303,624

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Temp Holdings Co Ltd			19,367		288,791
Tencent Holdings Ltd			269,224		10,797,363
Tencent Music Entertainment Gr			23,182		306,498
Terveystalo Oyj			36,591		335,678
T-Gaia Corp			11,780		223,006
Theravance Biopharma Inc			2,058		52,659
Thule Group			19,684		359,889
Tieto Oyj			11,635		313,635
Toei Co Ltd			3,294		387,349
Toho Holdings Co Ltd			24,059		589,447
Tokai Carbon Co Ltd			24,858		282,756
Tokuyama Corp			15,673		345,854
Tosoh Corp			43,926		573,316
Tranmissora Alianca De Unit			56,940		346,713
Transcontinental Inc			38,597		545,405
Travelport Worldwide Ltd			6,413		100,173
Travelsky Technology Ltd			177,699		455,065
Trigano Sa			5,716		527,016
Trinseo SA			6,080		278,365
Tuanche Ltd			5,690		38,410
Tyman Plc			78,883		236,095
Udg Healthcare Plc			29,139		221,552
Ums Holdings Ltd			435,462		182,108

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Unilever Plc			37,333		1,953,476
Uniqure Nv			1,099		31,668
United Tractors Tbk			76,793		146,056
Ut Group Co Ltd			5,091		87,242
Van Lanschot			14,106		319,605
Varta Ag			9,926		282,316
Victrex Plc			28,277		823,993
Vinacapital Vietnam Opportunity			150,097		638,485
Vinci Sa			16,470		1,355,952
Vitrolife Ab			24,679		409,192
Vivendi Sa			62,162		1,512,160
Vivo Energy Plc			137,092		218,250
Volkswagen Ag			11,735		1,863,515
Vt Holdings Co Ltd			53,010		197,613
Walmart De Mexico			1,593,922		4,045,152
Wandisco Plc			33,208		203,854
Wave Life Sciences Ltd			599		25,197
Weg Sa			72,664		328,846
Weibo Corp			4,180		244,221
White Mountains Insurance Grou			411		352,990
Whitehaven Coal Ltd			229,538		698,089
Wirecard Ag			5,389		818,086
Wise Talent Information Techno			174,504		646,366

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Wix.Com Ltd			6,090		550,142
Wizz Air Holdings Plc			30,995		1,106,108
Wolters Kluwer Nv			23,113		1,364,949
Wonik Ips Co Ltd			52,161		939,631
Wowow Inc			10,083		278,919
Wright Medical Group Nv			3,740		101,803
Wuxi Biologics Cayman Inc			8,976		57,493
Xaar Plc			71,171		131,524
Xiabuxiabu Catering Management			67,318		106,274
Xlmedia Plc			194,463		184,513
Yamaha Corp			19,639		837,718
Yandex Nv			80,723		2,207,796
Yangtze Optical Fibre And Cabl			168,645		460,957
Yanlord Land Group Ltd			461,718		413,276
Yellow Hat Ltd			12,778		305,264
Yichang Hec Changjiang Pharmac			108,616		362,083
Yihai International Holding Lt			78,787		192,607
Yougov Plc			74,700		375,797
Yume No Machi Souzou Iinkai Co			5,491		63,807
Zenkoku Hosho Co Ltd			19,567		614,390
Zojirushi Corp			10,582		93,075
Zur Rose Group Ag			3,267		297,313
Vostok New Ventures Ltd			47,672		324,237

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Total non-U.S. equities					$484,887,327

U.S. equities:
8X8 Inc			464		$8,380
A10 Networks Inc			2,787		17,391
Aaon Inc			1,169		40,976
Aaron'S Inc			899		37,805
Abeona Therapeutics Inc			1,399		9,985
ABM Industries Inc			12,260		393,664
Acacia Communications Inc			1,408		53,523
Acadia Pharmaceuticals Inc			4,485		72,526
Acadia Realty Trust			51,279		1,218,380
Acceleron Pharma Inc			2,007		87,442
Acco Brands Corp			30,315		205,533
ACI Worldwide Inc			67,354		1,863,682
Aclaris Therapeutics Inc			1,578		11,664
Acuity Brands Inc			14,985		1,722,520
Adams Resources & Energy Inc			99		3,867
Addus Homecare Corp			2,497		169,518
Adtran Inc			4,026		43,236
Advanced Disposal Services Inc			5,631		134,805
Advanced Drainage Systems Inc			3,956		95,927
Advanced Energy Industries			2,829		121,448

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Advansix Inc			3,017		73,428
Aegion Corp			16,902		275,839
Aerie Pharmaceuticals Inc			1,538		55,535
Aerohive Networks Inc			1,698		5,536
Aerojet Rocketdyne Holdings In			9,295		327,465
Aerovironment Inc			1,778		120,822
Agios Pharmaceuticals Inc			2,142		98,754
Aimmune Therapeutics Inc			2,047		48,960
Air Lease Corp			17,715		535,171
Albany International Corp			2,937		183,348
Albireo Pharma Inc			319		7,841
Allied Motion Technologies Inc			1,029		45,981
Alnylam Pharmaceuticals Inc			249		18,208
Altair Engineering Inc			3,890		107,282
Alteryx Inc			1,538		91,486
Altra Industrial Motion Corp			9,909		249,221
AMAG Pharmaceuticals Inc			2,038		30,954
Ambac Financial Group Inc			649		11,194
Amc Networks Inc			10,765		590,809
Amedisys Inc			1,958		229,290
American Assets Trust Inc			67,433		2,708,802
American Campus Communities			71,056		2,940,999
American Eagle Outfitters Inc			17,042		329,417

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
American Homes 4 Rent			117,462		2,331,619
American Public Education Inc			759		21,606
American States Water Co			2,607		174,787
American Vanguard Corp			1,868		28,375
American Woodmark Corp			59		3,337
Americold Realty Trust			97,868		2,499,557
Ameris Bancorp			3,396		107,563
Amicus Therapeutics Inc			6,423		61,534
Anaptysbio Inc			1,084		69,138
Anixter International Inc			3,735		202,848
Apergy Corp			10,689		289,446
Appfolio Inc			389		23,071
Applied Industrial Technologie			3,107		167,574
Arena Pharmaceuticals Inc			39		1,556
Ares Commercial Real Estate Reit			20,405		266,083
Array Biopharma Inc			13,106		186,760
Artisan Partners Asset Managem			6,743		149,083
Asgn Inc			11,702		637,785
Aspen Technology Inc			3,050		250,627
Assembly Biosciences Inc			379		8,586
Assertio Therapeutics Inc			5,534		19,978
Astronics Corp			529		16,136
At Home Group Inc			925		17,261

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Atkore International Group			7,698		152,724
Audentes Therapeutics Inc			539		11,500
Avalonbay Communities Inc			35,516		6,181,546
Avanos Medical Inc			1,748		78,299
Axon Enterprise Inc			1,458		63,807
Azz Inc			3,376		136,271
Badger Meter Inc			1,618		79,635
Bankunited Inc			17,786		532,511
Barnes Group Inc			5,500		294,916
Barrett Business Svcs Inc			2,058		117,809
Beacon Roofing Supply Inc			2,124		67,365
Belden Inc			9,903		413,665
Berry Global Group Inc			5,344		254,013
Bid Corp Ltd			44,105		1,752,763
Big Lots Inc			999		28,889
Bio-Rad Laboratories Inc			668		155,189
Biospecifics technologies			1,199		72,642
Biotelemetry Inc			2,906		173,600
Bj'S Restaurants Inc			3,346		169,228
Blackbaud Inc			2,828		177,879
Blackline Inc			209		8,590
Blackstone Mortgage Tru Cl A Reit			16,661		530,824
Bloomin' Brands Inc			719		12,867

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Bluebird Bio Inc			1,198		118,912
Blueprint Medicines Corp			3,678		198,284
BMC Stock Holdings Inc			26,920		416,724
Boingo Wireless Inc			4,036		83,014
Boise Cascade Co			469		11,198
Boot Barn Holdings Inc			679		11,568
Booz Allen Hamilton Holdings			10,803		486,865
Boston Beer Co Inc/The			620		149,402
Boston Private Financial Holdi			18,363		194,100
Boston Properties Inc			47,488		5,344,727
Bottomline Technologies De Inc			1,408		67,608
Box Inc			8,559		144,473
Boyd Gaming Corp			6,044		125,585
Bright Horizons Family Solutio			3,472		386,986
Brightcove Inc			3,177		22,363
Brink'S Co/The			799		51,665
Broadridge Financial Solutions			2,149		206,812
Brooks Automation Inc			16,075		420,838
Bruker Corp			1,828		54,421
Brunello Cucinelli			2,947		136,881
Burford Capital Ltd			26,727		563,688
Burlington Stores Inc			2,773		451,089
Bwx Technologies Inc			3,746		143,209

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Cable One Inc			405		332,604
Cabot Microelectronics Corp			4,013		382,611
Cactus Inc			1,428		39,154
Cadence Bancorp			26,617		446,624
Calamp Corp			4,625		60,172
Calithera Biosciences Inc			639		2,564
Callaway Golf Co			2,687		41,113
Cambrex Corp			7,542		284,783
Camden PropertyTrust			25,041		2,204,835
Cantel Medical Corp			5,121		381,297
Cardiovascular Systems Inc			3,656		104,162
Care.Com Inc			10,469		202,152
Career Education Corp			4,565		52,134
Cargurus Inc			6,433		216,989
Carlisle Cos Inc			10,649		1,070,397
Carolina Financial Corp			3,280		97,070
Carrizo Oil & Gas Inc			2,297		25,939
Carter'S Inc			1,398		114,064
Casella Waste Systems Inc			10,827		308,472
Casey'S General Stores Inc			2,198		281,606
Cass Information Systems Inc			815		43,137
Catalent Inc			5,572		173,736
Catalyst Pharmaceuticals Inc			3,816		7,327

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Cavco Industries Inc			699		91,168
	Cboe Global Markets Inc			2,389		233,759
	Centennial Resource Developmen			7,392		81,461
	Centerstate Bank Corp			13,971		293,951
	Cerus Corp			7,082		35,908
	Channeladvisor Corp			3,476		39,456
	Charles River Laboratories Int			2,334		264,106
	Chart Industries Inc			1,059		68,858
	Chase Corp			1,628		162,907
	Chatham Lodging Trust Reit			10,511		185,830
	Cheesecake Factory Inc/The			1,858		80,842
	Chegg Inc			5,484		155,859
	Chemed Corp			3,339		945,992
	Chemocentryx Inc			751		8,196
	Children's Place Inc			724		65,245
	Choice Hotels Intl Inc			1,299		92,954
	Churchill Downs Inc			1,359		331,648
	Ciena Corp			18,025		611,217
	Cirrus Logic Inc			4,363		144,775
*	Citigroup Inc			10,548,482		549,153,991
	City Office Reit Inc			5,364		54,984
	Cloudera Inc			1,586		17,544
	Coca-Cola Bottling Co Consolid			557		98,872

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Cogent Communications Holdings			1,903		86,033
Cognex Corp			3,237		125,157
Coherent Inc			25,286		2,673,080
Coherus Biosciences Inc			639		5,786
Columbia Banking System Inc			8,972		325,608
Columbia Sportswear Co			599		50,400
Comfort Systems Usa Inc			5,594		244,346
Commvault Systems Inc			5,574		329,369
Concert Pharmaceuticals Inc			1,069		13,414
Conmed Corp			3,366		216,123
Consol Energy Inc			1,748		55,433
Continental Building Products			5,694		144,910
Cooper Cos Inc/The			537		136,775
Cooper Standard Holding			1,140		70,803
Cooper Tire & Rubber Co			5,447		176,107
Corelogic Inc/United States			4,295		143,552
Core-Mark Holding Co Inc			1,149		26,709
Coresite Realty Corp			2,061		179,763
Cornerstone Ondemand Inc			6,383		321,903
Corvel Corp			6,673		411,848
Coupa Software Inc			2,028		127,469
Cousins Properties Inc			15,273		120,654
Craft Brew Alliance Inc			569		8,148

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Crocs Inc			1,039		26,990
Csg Systems International Inc			2,407		76,484
Csw Industrials Inc			1,399		67,618
Cubesmart Reit			104,558		2,999,759
Culp Inc			399		7,552
Curtiss Wright Corp			4,046		413,245
Customers Bancorp Inc			7,922		144,172
Cutera Inc			1,428		24,313
Cyrusone Inc			35,850		1,895,739
Cytomx Therapeutics Inc			3,247		49,022
Dana Inc			1,948		26,550
Dave & Buster Entertainment			436		19,452
Deckers Outdoor Corp			1,079		138,038
Denny'S Corp			9,562		155,012
Digital Realty Trust Inc			45,991		4,900,354
Diodes Inc			4,895		157,905
Domino'S Pizza Inc			789		195,703
Douglas Dynamics Inc			3,017		108,272
Douglas Emmett Inc			64,952		2,216,820
Dril Quip Inc			899		26,998
Duke Realty Corp			134,980		3,495,994
Dun & Bradstreet Corp/The			859		122,625
E*Trade Financial Corp			2,315		101,561

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Eagle Bancorp Inc			5,668		276,085
Eagle Materials Inc			1,424		86,936
Eagle Pharmaceuticals Inc/De			1,818		73,249
Easterly Government Properti			65,165		1,021,783
Eastgroup Properties Inc			2,008		184,180
Echo Global Logistics Inc			819		16,653
Echostar Corp			1,229		45,117
Editas Medicine Inc			679		15,453
Ellie Mae Inc			2,178		136,823
Emcor Group Inc			1,438		85,862
Emergent Biosolutions Inc			6,143		364,182
Empire State Realty Trust			113,406		1,613,771
Enanta Pharmaceuticals Inc			1,068		75,707
Encompass Health Corp			2,956		182,436
Energizer Holdings Inc			6,521		294,424
Enersys			15,224		1,181,588
Engility Holdings Inc			6,347		180,641
Ensign Group Inc/The			6,583		255,352
Entegris Inc			9,680		270,013
Entercom Communications Corp			24,375		139,181
Entravision Communications Cor			2,397		6,977
Envestnet Inc			7,732		380,323
Enzo Biochem Inc			15,693		43,627

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Eplus Inc			798		56,876
Equinix Inc			3,392		1,195,873
Equity Lifestyle Properties			23,760		2,307,831
Essex Property Trust Inc			18,556		4,550,134
Etsy Inc			6,073		288,916
Euronet Worldwide Inc			3,246		332,277
Evercore Inc			2,148		153,689
Evertec Inc			10,908		313,068
Evolution Petroleum Corp			99		681
Exact Sciences Corp			4,537		286,357
Exelixis Inc			1,747		34,385
Exlservice Holdings Inc			1,019		53,615
Exponent Inc			11,312		573,626
Extended Stay America Inc			110,239		1,708,705
Exterran Corp			3,117		55,165
Extraction Oil & Gas Inc			23,469		100,681
Factset Research Systems Inc			388		77,767
Fair Isaac Corp			3,060		572,168
Faro Technologies Inc			1,818		73,886
FCB Financial Holdings			8,326		279,590
Federal Realty Invs Trust			20,352		2,402,329
Federal Signal Corp			7,192		143,127
Federated Investors Inc			6,156		163,453

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fednat Holding Co			5,294		105,463
Ferro Corp			9,654		151,369
Fibrogen Inc			6,613		306,046
Fiesta Restaurant Group Inc			1,758		27,268
First Bancorp/Southern Pines N			4,755		155,295
First Citizens Bcshs			1,075		405,272
First Financial Bankshares Inc			1,359		78,374
First Hawaiian Inc			9,542		214,785
First Industrial Realty Trust			14,082		406,404
First Merchants Corp			7,556		258,941
First Midwest Bancorp Inc/Il			9,572		189,616
Firstcash Inc			4,291		310,483
Five9 Inc			4,917		214,960
Fonar Corp			69		1,415
Forescout Technologies Inc			1,728		44,915
Fortinet Inc			1,874		131,985
Forum Energy Technologies Inc			19,778		81,682
Forward Air Corp			1,698		93,145
Fox Factory Holding Corp			1,598		94,091
Franklin Electric Co Inc			2,377		101,945
Frontdoor Inc			58,080		1,545,504
FTI Consulting Inc			8,491		565,834
G1 Therapeutics Inc			609		11,669

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Gartner Inc			1,083		138,430
Gci Liberty Inc			3,214		132,270
Generac Holdings Inc			5,604		278,518
Genomic Health Inc			5,784		372,535
Glacier Bancorp Inc			599		23,747
Global Blood Therapeutics Inc			4,363		179,073
Globus Medical Inc			10,310		446,215
Glycomimetics Inc			1,898		17,974
Gorman-Rupp Co/The			1,099		35,613
Graco Inc			4,575		191,468
Grand Canyon Education Inc			2,692		258,820
Granite Construction Inc			3,581		144,249
Granite Point Mortgage Trust I			3,366		60,696
Graphic Packaging Holding Co			89,899		956,533
Gray Television Inc			5,994		88,345
Group 1 Automotive Inc			2,191		115,491
Groupon Inc			19,319		61,822
Gtt Communications Inc			2,397		56,723
Haemonetics Corp			5,674		567,676
Halozyme Therapeutics Inc			26,602		389,180
Hamilton Lane Inc			2,637		97,575
Hanmi Financial Corporation			11,797		232,408
Hanover Insurance Group Inc			2,471		288,580
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Hawaiian Holdings Inc			1,389		36,671
Hcp Inc			161,717		4,516,760
Healthcare Services Group Inc			2,687		107,969
Healthcare Trust Of America In			102,158		2,585,623
Healthequity Inc			3,546		211,531
Healthstream Inc			7,572		182,861
Heico Corp			6,183		389,553
Herc Holdings Inc			159		4,154
Heritage Commerce Corp			1,496		16,969
Heritage Insurance Holdings In			1,728		25,438
Heritage-Crystal Clean Inc			399		9,194
Herman Miller Inc			4,475		135,375
Heron Therapeutics Inc			2,477		64,238
Hexcel Corp			3,596		206,203
Hillenbrand Inc			1,219		46,225
Hilton Grand Vacations Inc			4,485		118,364
Hms Holdings Corp			6,642		186,836
Hni Corp			7,352		260,486
Home Bancshares Inc/Ar			13,036		213,009
Hortonworks Inc			7,157		103,209
Host Hotels & Resorts Inc			196,335		3,272,908
Houlihan Lokey Inc			1,948		71,683
Howard Hughes Corp			11,957		1,167,212

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Hubspot Inc			1,618		203,465
Huron Consulting Group Inc			7,255		372,266
Icu Medical Inc			1,381		317,009
Idex Corp			734		92,702
Immersion Corp			2,178		19,512
Immunogen Inc			10,139		48,668
Immunomedics Inc			3,703		52,842
Information Services Group Inc			2,028		8,598
Ingevity Corp			6,314		528,355
Innospec Inc			2,547		157,320
Innoviva Inc			2,807		48,982
Inogen Inc			2,673		331,923
Insight Enterprises Inc			11,963		487,500
Insmed Inc			6,361		83,459
Insperity Inc			5,444		508,268
Insteel Industries Inc			2,637		64,031
Insulet Corp			89		7,131
Integer Holdings Corp			1,998		152,357
Integrated Device Technology I			8,830		427,663
Inter Parfums Inc			349		22,925
Intercept Pharmaceuticals Inc			39		4,027
Interdigital Inc			619		41,143
Interface Inc			14,385		204,980

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Intersect Ent Inc			3,107		87,546
Intra-Cellular Therapies Inc			2,103		23,950
Intricon Corp			539		14,230
Ionis Pharmaceuticals Inc			899		48,602
Iovance Biotherapeutics Inc			379		3,359
Irhythm Technologies Inc			2,797		194,336
Ironwood Pharmaceuticals Inc			4,086		42,327
J&J Snack Foods Corp			2,482		358,777
J2 Global Inc			7,355		510,299
Jack Henry & Associates Inc			752		95,168
Jack In The Box Inc			2,128		165,175
Jagged Peak Energy Inc			10,832		98,791
John B Sanfilippo & Son Inc			1,378		76,728
John Bean Technologies Corp			1,876		134,715
Jones Lang Lasalle Inc			17,280		2,187,710
Kadant Inc			789		64,285
Karyopharm Therapeutics Inc			8,241		77,220
Kemper Corp			2,328		154,500
Kennametal Inc			8,990		299,200
Kennedy-Wilson Holdings Inc			2,148		39,024
Kforce Inc			1,748		54,052
Kimball International Inc			4,395		62,369
Kinsale Capital Group Inc			1,269		70,486

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Korn Ferry			2,688		106,288
Kosmos Energy Ltd			49,853		202,900
Kura Oncology Inc			1,079		15,147
LA Z boy Inc			15,759		436,685
Lakeland Financial Corp			2,557		102,700
Landstar System Inc			1,950		186,548
LCI Industries			8,487		566,926
Leaf Group Ltd			1,448		9,922
Legacytexas Financial Group In			4,495		144,251
Lennox International Inc			1,183		258,853
Lhc Group Inc			1,259		118,162
Liberty Expedia Holdings Inc			2,417		94,545
Ligand Pharmaceuticals Inc			2,316		314,351
Limelight Networks Inc			16,253		38,031
Limoneira Co			1,868		36,519
Lincoln Electric Holdings Inc			1,113		87,745
Lindblad Expeditions Holdings			4,295		57,816
Lithia Motors Inc			9,085		693,479
Littelfuse Inc			1,448		248,380
Live Nation Entertainment Inc			5,216		256,908
Liveperson Inc			919		17,333
Logmein Inc			1,115		90,935
Louisiana Pacific Corp			8,121		180,455

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Loxo Oncology Inc			1,945		272,424
Luminex Corp			4,565		105,500
Lydall Inc			2,867		58,227
Macrogenics Inc			7,132		90,581
Madrigal Pharmaceuticals Inc			204		23,083
Malibu Boats Inc			3,596		125,146
Manhattan Associates Inc			2,757		116,816
Marketaxess Holdings Inc			1,352		285,597
Marriott Vacations Worldwide C			646		45,571
Masimo Corp			4,176		448,326
Mastercraft Boat Holdings Inc			3,706		69,303
Matador Resources Co			8,431		130,933
Matson Inc			799		25,589
Maximus Inc			9,682		630,242
Maxlinear Inc			7,421		130,611
Mcgrath Rentcorp			219		11,313
Medidata Solutions Inc			1,658		111,797
Medifast Inc			1,259		157,357
Medpace Holdings Inc			4,635		245,332
Mercadolibre Inc			2,552		747,258
Mercury Systems Inc			2,387		112,902
Meridian Bancorp Inc			5,484		78,533
Meridian Bioscience Inc			11,827		205,323

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Merit Medical Systems Inc			2,487		138,818
Meta Financial Group Inc			2,318		44,937
Method Electronics Inc			7,852		182,864
Mettler-Toledo International I			6,412		3,626,533
MFA Financial Inc Reit			68,864		460,013
Mge Energy Inc			789		47,318
Mgic Investment Corp			8,841		92,472
Middleby Corp/The			648		66,600
Milacron Holdings Corp			3,976		47,272
Minerals Technologies Inc			8,664		444,847
Mirati Therapeutics Inc			139		5,932
Mistras Group Inc			3,296		47,403
Mks Instruments Inc			3,166		204,594
Model N Inc			4,765		63,040
Moelis & Co			5,624		193,352
Molina Healthcare Inc			3,310		384,741
Monarch Casino & Resort Inc			199		7,620
Monmouth Real Estate Investmen			10,908		135,263
Monotype Imaging Holdings Inc			16,622		257,977
Monro Inc			1,269		87,219
Moog Inc			2,625		203,400
Msc Industrial Direct Co Inc			16,122		1,240,084
Msci Inc			1,512		222,970

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
MSG Networks Inc			5,784		136,266
Mueller Industries Inc			4,285		100,107
Mueller Water Products Inc			6,083		55,360
Murphy Usa Inc			2,022		154,953
Myers Industries Inc			4,691		70,881
Myokardia Inc			2,428		118,603
Myr Group Inc			766		21,583
Myriad Genetics Inc			7,670		222,961
Nanometrics Inc			5,424		148,243
Natera Inc			214		2,998
National Bank Holdings Corp			629		19,427
National General Holdings Corp			26,086		631,544
National Health Investors Inc			1,638		123,753
National Retail Properties Inc			33,720		1,635,765
National Vision Holdings Inc			529		14,914
Natus Medical Inc			3,726		126,796
Nautilus Inc			99		1,089
Navient Corp			57,581		507,292
Navigators Group Inc			1,848		128,419
Navigent Consulting Inc			18,898		454,491
NCI Building Systems Inc			299		2,173
Ncr Corp			17,073		394,039
Neenah Inc			119		7,063

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Nektar Therapeutics			2,048		67,311
Nelnet Inc			12,452		651,720
Neogen Corp			1,332		75,900
Neogenomics Inc			7,551		95,217
Netgear Inc			5,470		284,611
Netscout Systems Inc			2,148		50,750
Neurocrine Biosciences Inc			1,791		127,901
Nevro Corp			4,845		188,415
New Relic Inc			3,235		261,900
Newfield Exploration Co			13,560		198,797
Newmarket Corp			254		104,971
Nexpoint Residential Trust Inc			759		26,610
Nextgen Healthcare Inc			3,946		59,778
Nic Inc			20,108		250,954
Nine Energy Service Inc			149		3,377
Nmi Holdings Inc			15,733		280,819
Nordson Corp			1,128		134,602
Nu Skin Enterprises Inc			1,199		73,517
Nutrisystem Inc			799		35,066
Nuvasive Inc			5,055		250,505
Nve Corp			2,098		183,637
Oceaneering International Inc			2,008		24,295
Okta Inc			179		11,472

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Old Dominion Freight Line Inc			1,583		195,522
Ollie'S Bargain Outlet Holding			959		63,781
Omnicell Inc			3,366		206,158
On Deck Capital Inc			19,839		117,049
Ooma Inc			629		8,735
Orasure Technologies Inc			15,487		180,893
Orion Group Holdings Inc			3,635		15,595
Ormat Technologies Inc			2,869		150,045
Orthofix Medical Inc			1,498		78,651
Osi Systems Inc			1,767		129,602
Owens-Illinois Inc			18,815		324,368
Pacira Pharmaceuticals Inc/De			2,667		114,741
Panhandle Oil And Gas Inc			4,915		76,178
Papa John'S International Inc			2,697		107,372
Park Electrochemical Corp			4,315		77,979
Patrick Industries Inc			3,276		97,017
Patterson Cos Inc			7,113		139,849
Paylocity Holding Corp			1,119		67,363
Pbf Energy Inc			4,795		156,648
Pdc Energy Inc			3,456		102,859
Peapack Gladstone Financial Co			4,923		123,954
Pebblebrook Hotel Trust			859		24,321
Pegasystems Inc			3,356		160,537

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Penn National Gaming Inc			4,084		76,895
Penn Real Estate Investment Reit			115,926		688,598
Penumbra Inc			1,235		150,878
Perficient Inc			2,048		45,584
Performance Food Group Co			7,092		228,872
Petmed Express Inc			5,015		116,640
Pgt Innovations Inc			69		1,108
Phibro Animal Health Corp			8,061		259,254
Piedmont Office Realty Trust			92,481		1,575,877
Pieris Pharmaceuticals Inc			7,382		19,563
Piper Jaffray Cos			159		10,523
Planet Fitness Inc			5,085		272,634
Plantronics Inc			1,898		62,823
Plexus Corp			1,169		59,700
Polyone Corp			4,046		115,706
Pool Corp			2,113		314,058
Portland General Electric Co			3,449		158,151
Post Holdings Inc			2,255		200,951
Potbelly Corp			15,743		126,732
Potlatchdeltic Corp			3,273		103,573
Pq Group Holdings Inc			22,006		325,900
PRA Group Inc			10,074		245,508
Pra Health Sciences Inc			3,095		284,587

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Preferred Bank/Los Angeles Ca			4,139		179,407
Prestige Brands Holdings Inc			4,405		136,035
Primerica Inc			3,047		297,697
Proassurance Corp			7,844		318,136
Progress Software Corp			7,402		262,700
Prologis Inc			44,694		2,624,443
Proofpoint Inc			1,990		166,771
Pros Holdings Inc			266		8,375
Proto Labs Inc			469		52,955
Providence Service Corp/The			4,275		256,611
Ps Business Parks Inc			789		103,379
Ptc Inc			2,255		186,905
Ptc Therapeutics Inc			572		19,644
Public Storage			17,758		3,594,389
Puma Biotechnology Inc			239		4,879
Pure Storage Inc			2,697		43,370
Pzena Investment Management In			8,471		73,274
Qad Inc			899		35,359
Qts Realty Trust Inc			609		22,576
Quaker Chemical Corp			506		90,003
Qualys inc			5,212		389,576
Quantenna Communications Inc			5,125		73,537
Quidel Corp			1,219		59,497

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Quinstreet Inc			4,825		78,307
Radian Group Inc			19,978		326,833
Radius Health Inc			59		988
Radnet Inc			4,745		48,256
Rapid7 Inc			2,427		75,638
Raven Industries Inc			6,741		243,949
Rci Hospitality Holdings Inc			979		21,860
Re/Max Holdings Inc			2,337		71,878
Realogy Holdings Corp			20,288		297,832
Realpage Inc			4,119		198,475
Regenxbio Inc			1,429		59,966
Regional Management Corp			899		21,622
Repligen Corp			3,006		158,578
Resmed Inc			21,940		2,498,282
Resources Connection Inc			8,221		116,741
Retail Properties Of America			228,703		2,481,430
Revance Therapeutics Inc			4,026		81,037
Rexford Industrial Realty Inc			106,747		3,145,843
Rigel Pharmaceuticals Inc			21,447		49,328
Ringcentral Inc			299		24,706
Rli Corp			2,118		146,102
RLJ Lodging Trust			66,265		1,086,748
Rmr Group Inc/The			495		26,300

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Rogers Corp			299		29,686
Rollins Inc			6,860		247,633
Rpc Inc			4,106		40,522
Rti Surgical Inc			8,401		31,084
Rudolph Technologies Inc			1,638		33,535
Ruth Hospitality Group Inc			12,119		275,465
Ryman Hospitality Properties I			5,764		384,390
Sabre Corp			49,445		1,069,991
Sage Therapeutics Inc			1,593		152,622
Sailpoint Technologies Holding			6,796		159,632
Sarepta Therapeutics Inc			2,248		245,280
Scholastic Corp			6,134		246,972
Schweitzer Mauduit Intl Inc			12,265		307,235
Science Applications Internati			5,838		371,864
Scotts Miracle-Gro Co/The			1,592		97,862
Seattle Genetics Inc			1,119		63,391
Semtech Corp			4,086		187,408
Sendgrid Inc			3,896		168,183
Service Corp International/Us			7,082		285,138
Servicemaster Global Holdings			5,987		219,947
Servisfirst Bancshares Inc			1,239		39,477
Shake Shack Inc			19		907
Shenandoah Telecommunications			6,663		294,832

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Shutterfly Inc			1,408		56,706
Shutterstock Inc			2,028		73,022
Signature Bank/New York Ny			783		80,517
Silicon Laboratories Inc			3,227		254,284
Silvercrest Asset Management G			865		11,445
Simon Property Group Inc			56,167		9,435,499
Simpson Manufacturing Co Inc			2,712		146,806
Simulations Plus Inc			2,407		47,908
Six Flags Entertainment Corp			1,858		103,361
Sjw Group			319		17,779
Skechers USA Inc			18,848		431,426
Sleep Number Corp			49,872		1,582,426
SLM Corp			139,828		1,161,965
Spark Therapeutics Inc			1,369		53,564
Sprouts Farmers Market Inc			7,092		166,742
Sps Commerce Inc			2,347		193,386
Src Energy Inc			2,447		11,503
Ss&C Technologies Holdings Inc			5,125		231,167
Staar Surgical Co			4,525		144,398
Stamps.Com Inc			2,323		361,476
Standard Motor Products Inc			3,221		155,971
Standex International Corp			1,470		98,783
Starwood Property Trust Inc			28,483		561,410

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
*	State Street Corp			39,841		2,512,772
	Stemline Therapeutics Inc			2,148		20,403
	Stepan Co			806		59,654
	Steven Madden Ltd			30,769		931,072
	Stifel Financial Corp			3,187		131,988
	Stock Yards Bancorp Inc			1,119		36,697
	Store Capital Corp			68,372		1,935,615
	Strategic Education Inc			2,168		245,858
	Suncoke Energy Inc			49,461		422,892
	Superior Energy Services Inc			24,166		80,956
	Supernus Pharmaceuticals Inc			3,266		108,513
	Surmodics Inc			1,848		87,337
	Svb Financial Group			461		87,649
	Sykes Enterprises Inc			17,483		432,361
	Syneos Health Inc			9,079		357,269
	Synnex Corp			6,630		535,969
	Synovus Financial Corp			3,713		118,780
	Syros Pharmaceuticals Inc			4,026		22,423
	Tabula Rasa Healthcare Inc			1,199		76,430
	Tactile Systems Technology Inc			699		31,851
	Take-Two Interactive Software			2,903		298,824
	Tandem Diabetes Care Inc			59		2,276
	Tanger Factory Outlet Center			1,908		38,579

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Taubman Centers Inc			24,941		1,134,564
Tech Data Corp			899		73,550
Techtarget Inc			9,050		110,504
Telaria Inc			344		941
Teledyne Technologies Inc			2,007		415,559
Tennant Co			909		47,369
Terreno Realty Corp			4,245		149,312
Tesaro Inc			935		69,424
Tetra Tech Inc			9,211		476,860
Tetra Technologies Inc			6,253		10,506
Texas Roadhouse Inc			5,874		350,660
Therapeuticsmd Inc			7,107		27,008
Tile Shop Holdings Inc			12,507		68,536
Tilly'S Inc			1,948		21,154
Timken Co/The			6,905		257,680
Tivity Health Inc			3,616		89,716
Toro Co/The			4,345		242,818
Trade Desk Inc/The			1,478		171,585
Transunion			3,684		209,254
Treehouse Foods Inc			1,798		91,180
Trex Co Inc			2,617		155,357
Ttec Holdings Inc			18,663		533,202
Tutor Perini Corp			13,873		221,554

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Twilio Inc			159		14,273
Two Harbors Investment Corp			78,804		1,011,838
Tyler Technologies Inc			1,174		218,105
Ultimate Software Group Inc/Th			765		187,370
Ultragenyx Pharmaceutical Inc			3,926		170,693
Umpqua Holdings Corp			12,322		195,917
Unifirst Corp/Ma			804		115,048
Unilever Indonesia Tbk			4,381		77,724
United Community Banks Inc/Ga			3,456		74,172
Universal Corp			5,972		323,362
Universal Forest Products			299		7,780
Universal Insurance Holdings I			2,697		102,274
Urban Edge Properties			15,663		260,323
Us Ecology Inc			2,371		149,355
Us Physical Therapy Inc			1,599		163,687
Usana Health Sciences Inc			2,038		239,912
Vail Resorts Inc			1,444		304,520
Valvoline Inc			30,228		584,905
Vanda Pharmaceuticals Inc			8,621		225,261
Varonis Systems Inc			617		32,657
Vector Group Ltd			14,846		144,453
Vectrus Inc			1,828		39,449
Veeva Systems Inc			1,688		150,789

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Veracyte Inc			1,119		14,075
Vericel Corp			6,223		108,286
Versum Materials Inc			29,784		825,615
Vici Properties Inc			103,655		1,946,634
Virtus Investment Partners			13,553		1,076,553
Virtusa Corp			809		34,461
Vishay Precision Group Inc			89		2,718
Visteon Corp			1,848		111,399
Vonage Holdings Corp			10,629		92,788
Vornado Realty Trust			10,563		655,222
Walker & Dunlop Inc			16,391		708,930
Washington Federal Inc			16,410		438,322
Washington Reit			39,529		909,177
Watsco Inc			1,004		139,686
Watts Water Technologies Inc			689		44,478
Weight Watchers International			1,399		53,912
Wellcare Health Plans Inc			895		211,310
Welltower Inc			74,823		5,193,455
Wesco International Inc			45,825		2,199,596
West Pharmaceutical Services I			2,176		213,281
Wex Inc			1,589		222,597
Wingstop Inc			2,258		144,914
Winmark Corp			1,099		174,713

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Wisdomtree Investments Inc			19,799		131,662
Wolverine World Wide Inc			2,557		81,551
Woodward Inc			15,651		1,162,731
Workiva Inc			3,107		111,498
World Fuel Services Corp			30,934		662,294
World Wrestling Entertainment			959		71,654
Worthington Industries			1,838		64,037
Wpx Energy Inc			19,140		217,233
Wsfs Financial Corp			2,228		84,449
X5 Retail Group			3,107		317,875
Xencor Inc			3,689		133,396
Xpo Logistics Inc			2,718		155,040
Yelp Inc			3,876		135,616
Yext Inc			969		14,389
York Water Co/The			2,397		76,862
Zafgen Inc			889		4,401
Zebra Technologies Corp			1,778		283,126
Zix Corp			23,245		133,194
Total U.S. equities					$795,549,675

Synthetic guaranteed invesment contracts (GICs):
Voya Retirement Ins & Annuity Co 60266
1-3 Year Credit Bond Index Fund			1,591,818		$19,388,289

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Asset-Backed Securities Index Fund			1,251,379		43,781,780
Commercial Mortgage-Backed Securities Index Fund			295,416		8,574,385
1-3 Year Government Bond Index Fund			217,152		25,569,856
Intermediate Government Bond Index Fund			598,379		25,700,977
Intermediate Term Credit Bond Index Fund			1,172,824		64,240,442
Mortgage-Backed Securities (Mbs) Index Fund			1,092,806		56,539,613
Wrapper					250,175
Total Voya Retirement Ins & Annuity Co 60266					$244,045,517

Prudential GA-62194
Treasury Note	1.88%	9/30/2022	4,081,808		$4,012,542
Treasury Note	2.25%	11/15/2027	5,107,252		4,948,423
Treasury Note	2.88%	11/15/2021	1,562,629		1,585,854
Treasury Note	3.13%	11/15/2028	1,268,076		1,320,517
Treasury Note	2.88%	11/30/2025	474,281		483,983
Treasury Note	2.88%	11/30/2023	574,129		585,581
Treasury Note	2.63%	12/15/2021	2,521,175		2,535,655
Treasury Note	2.63%	12/31/2025	299,546		300,290
Treasury Note	2.63%	12/31/2023	1,572,614		1,581,007
Treasury Note	2.00%	11/30/2020	7,568,519		7,511,741
Treasury Note	2.38%	8/15/2024	1,078,364		1,078,139
Treasury Note	2.13%	9/30/2021	9,505,580		9,466,980
Treasury Note	1.63%	12/31/2019	4,373,366		4,330,003

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Treasury Note	2.00%	2/15/2025	2,241,599		2,185,255
Treasury Note	1.38%	8/31/2020	2,705,895		2,667,477
Treasury Note	2.25%	11/15/2025	3,709,373		3,638,343
Treasury Note	2.63%	11/15/2020	2,511,191		2,524,370
Treasury Note	1.38%	4/30/2021	1,742,357		1,703,441
Treasury Note	1.63%	4/30/2023	6,035,844		5,836,921
Treasury Note	1.38%	5/31/2021	2,376,395		2,318,194
Treasury Note	2.25%	2/15/2027	4,697,873		4,601,654
Treasury Note	1.88%	3/31/2022	6,175,632		6,089,423
Treasury Note	1.88%	4/30/2022	9,221,012		9,074,133
Treasury Note	2.13%	5/15/2025	3,988,949		3,892,771
Treasury Note	2.13%	6/30/2022	743,872		735,085
Treasury Note	1.63%	6/30/2020	7,648,397		7,545,334
Treasury Note	1.63%	7/31/2020	6,030,851		5,986,345
Fnma	2.00%	10/5/2022	389,409		383,695
Fnma	2.75%	6/22/2021	209,682		211,002
Fnma	2.88%	9/12/2023	134,796		137,534
Fnma	2.88%	10/30/2020	404,387		408,544
Fhlmc	1.50%	1/17/2020	299,546		298,232
Fhlmc	2.38%	2/16/2021	1,023,447		1,029,011
Pefco	4.30%	12/15/2021	159,758		167,219
Pefco	3.55%	1/15/2024	144,780		152,937
Tva	2.25%	3/15/2020	184,720		185,316

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fgold 30Yr Giant	5.50%	1/1/2035	51,237		55,134
Fgold 30Yr Giant	4.50%	6/1/2039	83,316		87,432
Fgold 30Yr Giant	4.00%	11/1/2039	239,436		246,867
Fgold 30Yr Giant	4.50%	12/1/2039	145,388		152,569
Fgold 30Yr Giant	5.50%	1/1/2040	70,343		75,516
Fgold 30Yr Giant	4.00%	12/1/2040	214,028		220,468
Fgold 30Yr Giant	4.00%	12/1/2040	222,027		229,017
Fgold 30Yr Giant	4.00%	2/1/2041	385,511		397,647
Fgold 30Yr Giant	4.50%	4/1/2041	537,041		563,643
Fgold 30Yr Giant	3.00%	6/1/2042	273,528		269,215
Fgold 30Yr Giant	3.50%	9/1/2042	490,296		494,394
Fgold 15Yr Giant	3.00%	1/1/2032	433,761		434,713
Fgold 15Yr Giant	2.00%	1/1/2032	284,878		273,071
Fgold 30Yr Giant	4.00%	8/1/2047	483,696		495,746
Fgold 30Yr Giant	4.50%	8/1/2047	499,914		520,111
Fgold 30Yr Giant	3.50%	10/1/2047	471,899		473,237
Fgold 30Yr Giant	3.50%	1/1/2048	236,268		236,938
Fgold 30Yr Giant	4.00%	6/1/2048	404,900		414,270
Fgold 30Yr Giant	4.00%	7/1/2048	1,480,187		1,513,498
Fgold 30Yr Giant	4.00%	9/1/2048	495,220		506,679
Fgold 30Yr Giant	4.00%	10/1/2048	494,389		505,427
Fgold 30Yr Giant	5.50%	6/1/2038	311,605		334,518
Fgold 30Yr Giant	4.50%	10/1/2039	346,174		363,273

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fgold 30Yr Giant	4.50%	11/1/2039	68,294		71,667
Fgold 30Yr Giant	3.50%	5/1/2045	965,844		971,444
Fgold 30Yr Giant	4.00%	11/1/2045	615,074		630,549
Fgold 30Yr Giant	3.50%	12/1/2045	1,619,677		1,629,068
Fgold 30Yr Giant	3.00%	12/1/2046	873,631		855,518
Fgold 30Yr Giant	4.00%	12/1/2046	428,216		438,173
Fgold 30Yr Giant	3.00%	1/1/2047	1,134,352		1,110,834
Fgold 15Yr Giant	2.50%	12/1/2031	211,245		206,933
Fgold 20Yr	3.00%	1/1/2037	262,984		261,305
Fgold 20Yr	3.50%	11/1/2037	242,386		246,877
Fgold 20Yr	3.00%	12/1/2037	233,124		231,634
Fgold 15Yr	4.00%	6/1/2026	188,241		193,467
Fgold 15Yr	4.00%	7/1/2026	111,034		114,117
Fgold 30Yr	3.00%	12/1/2042	442,205		435,232
Fgold 30Yr	3.00%	10/1/2042	280,409		275,987
Fgold 30Yr	3.00%	1/1/2043	895,482		881,362
Fgold 30Yr	4.00%	11/1/2040	205,907		212,102
Fgold 30Yr	4.00%	12/1/2040	466,894		480,941
Fgold 15Yr	2.50%	11/1/2027	195,470		191,499
Fgold 15Yr	2.50%	8/1/2028	185,007		182,765
Fgold 15Yr	3.00%	8/1/2029	267,635		268,023
Fgold 15Yr	2.50%	4/1/2031	367,069		359,576
Fgold 15Yr	2.50%	7/1/2031	210,821		206,518
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fgold 30Yr	5.00%	8/1/2041	674,736		715,546
Fgold 30Yr	5.00%	7/1/2041	186,532		197,814
Fhlmc Gold 30Yr	2.50%	1/1/2043	252,257		241,358
Fhlmc Gold 30Yr	3.00%	2/1/2043	522,448		513,511
Fhlmc Gold 30Yr	3.50%	9/1/2043	719,021		725,626
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	464,295		464,970
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	654,038		654,989
Fhlmc Gold 30Yr	4.50%	7/1/2047	233,621		243,059
Fhlmc Gold 30Yr	4.00%	1/1/2048	961,607		985,562
Fnma 30Yr	5.50%	5/1/2037	78,838		84,936
Fnma 30Yr	5.50%	6/1/2033	103,080		110,775
Fnma 30Yr	5.50%	10/1/2033	130,748		140,510
Fnma 30Yr	4.00%	12/1/2040	336,884		347,108
Fnma 30Yr	4.00%	1/1/2041	453,681		467,449
Fnma 30Yr	4.50%	2/1/2041	784,727		822,703
Fnma 30Yr	4.00%	2/1/2041	199,644		205,376
Fnma 15Yr	3.50%	9/1/2026	120,424		122,297
Fnma 30Yr	4.00%	1/1/2042	507,953		522,539
Fnma 30Yr	3.00%	10/1/2043	35,019		34,484
Fnma 30Yr	5.00%	12/1/2034	251,525		266,814
Fnma 15Yr	3.00%	5/1/2027	463,935		466,427
Fnma 30Yr	4.50%	5/1/2039	92,712		97,356

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr	3.50%	8/1/2042	531,734		535,054
Fnma 30Yr	3.50%	5/1/2042	1,372,175		1,380,742
Fnma 15Yr	2.50%	4/1/2028	83,405		82,378
Fnma 30Yr	3.00%	12/1/2042	292,874		287,745
Fnma 30Yr	3.00%	1/1/2043	559,680		549,878
Fnma 30Yr	3.00%	2/1/2043	666,617		656,436
Fnma 30Yr	3.00%	7/1/2043	427,176		420,652
Fnma 30Yr	3.50%	3/1/2043	508,626		512,746
Fnma 30Yr	3.00%	10/1/2043	174,850		172,180
Fnma 15Yr	3.00%	8/1/2028	326,904		327,797
Fnma 30Yr	4.00%	9/1/2044	412,441		422,656
Fnma 30Yr	4.00%	7/1/2045	357,671		366,527
Fnma 30Yr	3.50%	6/1/2045	1,251,179		1,256,586
Fnma 15Yr	3.00%	12/1/2030	207,778		207,938
Fnma 30Yr	4.00%	12/1/2045	688,864		705,920
Fnma 30Yr	3.50%	4/1/2046	759,339		762,928
Fnma 30Yr	4.00%	7/1/2046	199,161		204,279
Fnma 15Yr	2.00%	8/1/2031	307,782		293,204
Fnma 30Yr	2.50%	9/1/2046	448,608		422,883
Fnma 20Yr	3.00%	11/1/2036	799,680		792,967
Fnma 30Yr	3.00%	12/1/2046	183,412		179,413
Fnma 30Yr	3.50%	12/1/2046	825,042		828,941
Fnma 30Yr	3.00%	1/1/2047	1,856,387		1,815,910

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 15Yr	2.50%	7/1/2028	211,740		209,134
Fnma 30Yr	3.00%	9/1/2043	121,906		120,044
Fnma 15Yr	2.50%	8/1/2028	222,637		219,896
Fnma 15Yr	2.50%	8/1/2028	20,639		20,385
Fnma 15Yr	3.00%	11/1/2028	151,830		152,245
Fnma 30Yr	4.00%	10/1/2043	164,750		169,895
Fnma 15Yr	2.50%	2/1/2029	184,261		180,534
Fnma 15Yr	3.50%	7/1/2027	432,966		439,699
Fnma 15Yr	2.50%	7/1/2030	151,059		148,255
Fnma 30Yr	5.50%	4/1/2034	110,727		118,994
Fnma 30Yr	5.00%	4/1/2034	527,417		561,626
Fnma 30Yr	5.50%	9/1/2034	105,251		113,193
Fnma 30Yr	5.00%	7/1/2035	155,323		164,764
Fnma 30Yr	5.50%	2/1/2035	186,593		200,524
Fnma 15Yr	3.50%	12/1/2030	121,692		123,812
Fnma 15Yr	3.50%	12/1/2032	447,982		455,072
Fnma 30Yr	6.50%	12/1/2037	68,556		73,612
Fnma 30Yr	6.00%	5/1/2038	305,040		331,790
Fnma 30Yr	4.00%	9/1/2040	199,384		205,435
Fnma 30Yr	5.50%	3/1/2038	106,764		114,862
Fnma 30Yr	4.00%	3/1/2039	65,584		67,723
Fnma 30Yr	4.50%	2/1/2041	710,032		744,393
Fnma 30Yr	4.50%	3/1/2041	261,421		274,072

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr	3.50%	5/1/2042	545,712		549,119
Fnma 30Yr	3.50%	9/1/2042	213,567		214,901
Fnma 30Yr	3.50%	6/1/2042	1,345,921		1,354,324
Fnma 15Yr	2.50%	9/1/2027	794,806		785,929
Fnma 30Yr	3.00%	10/1/2042	284,793		279,806
Fnma 30Yr	3.50%	11/1/2042	768,565		773,364
Fnma 30Yr	3.00%	12/1/2042	813,745		799,494
Fnma 30Yr	3.00%	1/1/2043	139,143		136,707
Fnma 30Yr	3.00%	1/1/2043	409,593		402,420
Fnma 30Yr	3.00%	1/1/2043	575,310		565,235
Fnma 30Yr	3.00%	3/1/2043	631,255		621,614
Fnma 30Yr	4.50%	9/1/2039	113,653		119,247
Fnma 20Yr	4.50%	6/1/2031	179,755		188,375
Fnma 15Yr	3.50%	3/1/2026	41,666		42,314
Fnma 30Yr	3.50%	1/1/2046	420,837		422,655
Fnma 30Yr	3.00%	1/1/2047	743,198		726,993
Fnma 30Yr	4.00%	10/1/2047	717,803		735,123
Fnma 30Yr	3.50%	11/1/2047	1,596,902		1,601,155
Fnma 30Yr	4.00%	2/1/2048	485,014		496,735
Fnma 30Yr	4.00%	4/1/2048	1,213,352		1,242,674
Fnma 15Yr	3.50%	3/1/2033	248,202		252,035
Fnma 15Yr	3.50%	5/1/2033	431,747		438,415
Fnma 15Yr	3.50%	2/1/2026	87,318		88,676

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr	4.00%	7/1/2040	94,683		97,770
Fnma 30Yr	3.50%	6/1/2039	147,959		149,634
Fnma 15Yr	3.50%	10/1/2025	39,780		40,423
Fnma 30Yr	4.00%	10/1/2040	67,820		69,878
Gnma 30Yr	3.50%	1/15/2042	364,568		369,153
Gnma 30Yr	3.00%	11/15/2042	510,505		504,899
Gnma2 30Yr	4.00%	4/20/2042	113,624		117,728
Gnma2 30Yr	3.00%	8/20/2042	210,887		209,909
Gnma2 30Yr	3.50%	8/20/2042	672,062		683,625
Gnma2 30Yr	3.00%	9/20/2042	427,403		425,421
Gnma2 30Yr	3.50%	9/20/2042	527,757		536,837
Gnma2 30Yr	3.50%	10/20/2042	522,133		531,117
Gnma2 30Yr	3.00%	12/20/2042	218,660		217,646
Gnma2 30Yr	3.00%	1/20/2043	309,902		308,465
Gnma2 30Yr	3.50%	5/20/2043	645,430		656,151
Gnma2 30Yr	4.50%	6/20/2044	357,539		375,512
Gnma2 30Yr	3.50%	10/20/2044	686,609		696,148
Gnma2 30Yr	4.00%	10/20/2044	348,873		360,564
Gnma2 30Yr	3.00%	12/20/2044	178,992		177,833
Gnma2 30Yr	3.50%	4/20/2045	913,868		926,544
Gnma2 30Yr	3.50%	6/20/2045	348,195		353,025
Gnma2 30Yr	3.00%	8/20/2045	389,799		386,421
Gnma2 30Yr	3.00%	9/20/2045	381,009		377,707

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Gnma2 30Yr	4.00%	12/20/2045	862,670		892,594
Gnma2 30Yr	3.00%	7/20/2046	441,095		436,228
Gnma2 30Yr	3.50%	7/20/2046	425,929		430,919
Gnma2 30Yr	3.50%	8/20/2046	471,131		476,652
Gnma2 30Yr	3.50%	9/20/2046	396,640		401,287
Gnma2 30Yr	3.00%	10/20/2046	1,188,724		1,175,608
Gnma2 30Yr	4.00%	10/20/2046	183,523		189,236
Gnma2 30Yr	3.50%	11/20/2046	151,954		153,735
Gnma2 30Yr	4.00%	11/20/2046	226,382		233,430
Gnma2 30Yr	2.50%	12/20/2046	244,240		232,908
Gnma2 30Yr	3.00%	12/20/2046	1,229,804		1,216,235
Gnma2 30Yr	3.50%	12/20/2046	1,344,073		1,359,822
Gnma2 30Yr	4.00%	3/20/2047	598,714		616,771
Gnma2 30Yr	4.00%	8/20/2047	242,602		249,918
Gnma2 30Yr	3.50%	8/20/2047	501,763		507,190
Gnma2 30Yr	4.50%	1/20/2048	464,584		479,629
Gnma2 30Yr	4.50%	2/20/2048	460,097		474,997
Gnma 30Yr	3.50%	5/15/2043	235,720		238,547
Gnma 30Yr	3.00%	3/15/2043	301,442		298,017
Gnma2 15Yr	3.00%	3/20/2027	113,176		114,221
Gnma2 30Yr	5.00%	8/20/2039	71,990		76,354
Gnma2 30Yr	4.50%	5/20/2040	307,886		324,048
Gnma2 30Yr	4.50%	7/20/2040	187,214		197,042

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Gnma2 30Yr	4.00%	9/20/2040	231,659		240,020
Gnma2 30Yr	4.00%	10/20/2040	354,046		366,825
Gnma2 30Yr	4.50%	10/20/2040	201,495		212,072
Gnma2 30Yr	4.50%	12/20/2040	281,316		296,083
Gnma2 30Yr	4.00%	2/20/2041	76,732		79,426
Gnma2 30Yr	4.00%	1/20/2041	140,492		145,424
Gnma2 30Yr	4.00%	3/20/2041	215,270		222,829
Gnma2 30Yr	5.00%	4/20/2041	252,065		268,719
Gnma2 30Yr	4.50%	8/20/2041	247,061		259,862
Gnma2 30Yr	4.50%	7/20/2041	83,815		88,158
Gnma 30Yr	4.50%	11/15/2039	149,263		157,612
Gnma 30Yr	4.50%	4/15/2040	280,151		294,568
Gnma 30Yr	5.00%	5/15/2035	86,230		91,200
Gnma 30Yr Platinum	5.00%	7/15/2039	129,399		137,158
Gnma 30Yr	5.50%	4/15/2038	78,495		83,716
Gnma 30Yr	5.50%	6/15/2038	122,505		130,654
Bacct_18-A3	3.10%	12/15/2023	499,243		503,056
Chait_12-A7	2.16%	9/15/2024	299,546		290,941
Chait_14-A2	2.77%	3/15/2023	399,394		400,397
Comm_15-Pc1	3.62%	7/10/2050	499,243		503,528
Comm_15-Cr25	3.51%	8/10/2048	698,940		701,076
Comm_15-Cr26	3.63%	10/10/2048	1,522,690		1,537,664
Comm_16-Dc2	3.50%	2/10/2049	499,243		498,120

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Comm_16-Dc2	3.77%	2/10/2049	698,940		708,116
Csail_15-C3	3.45%	8/15/2048	499,243		498,560
Csail_16-C7	3.21%	11/15/2049	499,243		486,804
Fna_17-M1	2.42%	10/25/2026	399,394		376,716
Fhms_K064	3.22%	3/25/2027	1,248,107		1,248,577
Fhms_K077	3.85%	5/25/2028	399,394		416,432
Fhms_K077	3.85%	5/25/2028	79,879		82,860
Fhms_K083	4.05%	9/25/2028	374,432		396,162
Fhms_K083	4.03%	10/25/2028	149,773		157,497
Jpmcc_13-C10	2.88%	12/15/2047	32,292		32,242
Jpmbb_15-C30	3.55%	7/15/2048	798,788		804,310
Msbam_15-C23	3.45%	7/15/2050	998,485		998,419
Msbam_15-C26	3.21%	10/15/2048	1,208,167		1,214,259
Msbam_15-C24	3.73%	5/15/2048	998,485		1,012,658
Msbam_15-C25	3.37%	10/15/2048	698,940		694,773
Ubscm_18-C11	4.31%	6/15/2051	524,205		549,529
Ubscm_18-C13	4.07%	10/15/2051	798,788		822,037
Chubb Ina Hldgs Inc	2.70%	3/13/2023	254,614		250,871
Chubb Ina Hldgs Inc	3.35%	5/15/2024	174,735		174,363
Chubb Ina Hldgs Inc	2.30%	11/3/2020	99,849		98,791
Aetna Inc	2.75%	11/15/2022	134,796		129,792
American Intl Grp Inc	4.13%	2/15/2024	279,576		285,076
Arch Cap Fin Llc	4.01%	12/15/2026	24,962		24,970

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Axis Specialty Fin Llc	5.88%	6/1/2020	194,705		201,267
	Bnp Paribas Sa	2.38%	5/21/2020	214,674		212,897
	Bank Of Amer Corp	3.30%	1/11/2023	594,099		594,362
	Bank Of Amer Corp	4.00%	4/1/2024	574,129		583,051
	Bank Of Amer Corp	4.00%	1/22/2025	179,727		178,257
	Bank Of Amer Corp	3.95%	4/21/2025	409,379		399,808
	Bank Of Amer Corp	3.42%	12/20/2028	235,643		220,372
*	Bank Of Ny Mellon Corp	3.40%	5/15/2024	129,803		129,695
	Barclays Plc	3.65%	3/16/2025	44,932		41,894
	Barclays Plc	4.38%	1/12/2026	199,697		193,800
	Barclays Plc	4.34%	1/10/2028	164,750		155,844
	Berkshire Hathaway Inc	2.75%	3/15/2023	514,220		508,963
	Boston Properties Lp	3.85%	2/1/2023	179,727		182,930
	Cigna Corp	4.38%	12/15/2020	109,833		112,043
	Cigna Corp	4.00%	2/15/2022	109,833		112,618
	Capital One Bk Usa Na	3.38%	2/15/2023	144,780		141,642
	Capital One Na	2.95%	7/23/2021	129,803		129,348
	Commonwealth Bk Of Au	2.30%	3/12/2020	209,682		208,951
	Coventry Hlth Care Inc	5.45%	6/15/2021	269,591		279,785
	Credit Suisse Grp Fdg Guernsey Ltd	3.75%	3/26/2025	249,621		240,499
	Credit Suisse Grp Fdg Guernsey Ltd	4.55%	4/17/2026	249,621		249,451
	Credit Suisse Ny	4.38%	8/5/2020	249,621		258,119
	Discover Finl Svcs	3.85%	11/21/2022	364,447		363,481

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Goldman Sachs Grp Inc	6.00%	6/15/2020	9,985		10,363
Goldman Sachs Grp Inc	3.85%	7/8/2024	29,955		29,837
Goldman Sachs Grp Inc	5.75%	1/24/2022	74,886		80,286
Goldman Sachs Grp Inc	3.63%	1/22/2023	549,167		549,321
Goldman Sachs Grp Inc	3.85%	1/26/2027	504,235		482,667
Goldman Sachs Grp Inc	3.50%	11/16/2026	169,742		157,525
Goldman Sachs Grp Inc	3.50%	1/23/2025	244,629		235,644
Goldman Sachs Grp Inc	3.75%	5/22/2025	104,841		100,735
Government Properties Income Tr	3.75%	8/15/2019	59,909		60,817
Hsbc Hldgs Plc	4.88%	1/14/2022	224,659		237,302
Hsbc Hldgs Plc	4.58%	6/19/2029	264,599		262,685
Hsbc Bk Usa Na	4.88%	8/24/2020	349,470		364,070
Hartford Finl Svcs Grp Inc	5.50%	3/30/2020	239,636		249,230
Hartford Finl Svcs Grp Inc	5.13%	4/15/2022	144,780		153,335
Jpmorgan Chase & Co	4.35%	8/15/2021	199,697		207,638
Jpmorgan Chase & Co	3.20%	1/25/2023	54,917		54,878
Jpmorgan Chase & Co	3.88%	2/1/2024	249,621		254,291
Jpmorgan Chase & Co	3.63%	5/13/2024	474,281		473,414
Jpmorgan Chase & Co	3.88%	9/10/2024	194,705		193,912
Jpmorgan Chase & Co	3.13%	1/23/2025	624,053		603,101
Jpmorgan Chase & Co	3.90%	7/15/2025	274,583		277,031
Jpmorgan Chase & Co	3.51%	1/23/2029	174,735		168,148
Keycorp	5.10%	3/24/2021	69,894		73,451

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Lloyds Bkg Grp Plc	4.38%	3/22/2028	199,697		191,853
Marsh & Mclennan Cos Inc	3.50%	6/3/2024	124,811		123,282
Metlife Inc	4.37%	9/15/2023	9,985		10,299
Morgan Stanley	4.00%	7/23/2025	329,500		330,853
Morgan Stanley	3.88%	4/29/2024	798,788		800,301
Morgan Stanley	3.88%	1/27/2026	404,387		401,130
Morgan Stanley	2.63%	11/17/2021	79,879		78,220
Pnc Finl Svcs Grp Inc	3.90%	4/29/2024	54,917		54,816
Pnc Finl Svcs Grp Inc	4.38%	8/11/2020	74,886		77,536
Pnc Bk Na	3.25%	6/1/2025	249,621		242,921
Santander Uk Grp Hldgs Plc	2.88%	10/16/2020	124,811		123,380
Santander Uk Plc	2.35%	9/10/2019	129,803		129,760
Simon Property Grp Lp	3.75%	2/1/2024	499,243		508,212
Suntrust Bk Atlanta Ga	4.05%	11/3/2025	184,720		189,190
Ubs Ag Stamford	2.38%	8/14/2019	249,621		250,866
Us Bk Na Cincinnati	3.40%	7/24/2023	124,811		126,405
Us Bancorp	2.63%	1/24/2022	374,432		373,031
Unitedhealth Grp Inc	4.70%	2/15/2021	119,818		125,453
Unitedhealth Grp Inc	3.75%	7/15/2025	289,561		298,121
Unitedhealth Grp Inc	3.10%	3/15/2026	69,894		68,091
Ventas Realty Lp	3.85%	4/1/2027	124,811		121,535
Wellpoint Inc	3.13%	5/15/2022	399,394		395,122

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Wellpoint Inc	3.30%	1/15/2023	114,826		114,732
Wells Fargo & Co	2.10%	7/26/2021	249,621		244,085
Wells Fargo & Co	4.13%	8/15/2023	14,977		15,299
Abb Fin Usa Inc	2.88%	5/8/2022	39,939		39,496
At&T Inc	4.45%	4/1/2024	788,803		810,665
Abbott Labs	2.55%	3/15/2022	84,871		83,320
Abbvie Inc	3.60%	5/14/2025	309,530		298,353
Actavis Fdg Scs	3.85%	6/15/2024	89,864		88,786
Altria Grp Inc	4.00%	1/31/2024	239,636		239,523
Amazoncom Inc	2.80%	8/22/2024	84,871		83,343
American Airlines Inc	3.70%	10/1/2026	34,946		34,158
American Airlines Inc	4.95%	1/15/2023	133,078		138,118
Amgen Inc	3.45%	10/1/2020	149,773		151,731
Amgen Inc	2.60%	8/19/2026	59,909		55,011
Amgen Inc	2.65%	5/11/2022	269,591		264,528
Anadarko Petroleum Corp	5.55%	3/15/2026	49,924		53,104
Anheuser Busch Cos Llc / Anheuser	3.65%	2/1/2026	604,084		580,378
Anheuser Busch Inbev Fin Inc	3.30%	2/1/2023	24,962		24,615
Apache Corp	3.25%	4/15/2022	102,844		101,433
Apple Inc	2.40%	5/3/2023	349,470		339,264
Apple Inc	3.25%	2/23/2026	624,053		616,368
Autozone Inc	2.88%	1/15/2023	99,849		97,637
Bat Cap Corp	3.22%	8/15/2024	304,538		284,214

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Baxalta Inc	4.00%	6/23/2025	87,867		85,982
Becton Dickinson & Co	3.73%	12/15/2024	179,727		173,915
Bp Cap Markets Amer Inc	3.25%	5/6/2022	269,591		268,590
Broadcom Corp Broadcom Cayman Fin	3.63%	1/15/2024	224,659		216,305
Burlington Northern Santa Fe Llc	3.40%	9/1/2024	154,765		156,703
Cbs Corp	4.30%	2/15/2021	49,924		51,423
Cvs Hlth Corp	3.88%	7/20/2025	314,523		311,953
Cvs Hlth Corp	4.30%	3/25/2028	249,621		246,895
Ca Inc	3.60%	8/1/2020	114,826		116,363
Cardinal Hlth Inc	4.63%	12/15/2020	124,811		127,905
Cardinal Hlth Inc	3.20%	6/15/2022	4,992		4,902
Caterpillar Inc	2.60%	6/26/2022	54,917		53,565
Caterpillar Finl Svcs Corp	1.93%	10/1/2021	189,712		184,616
Celgene Corp	3.63%	5/15/2024	169,742		166,338
Cenovus Energy Inc	4.25%	4/15/2027	39,939		36,736
Charter Comms Operating Llc Cap	4.91%	7/23/2025	529,197		537,612
Chevron Corp	2.36%	12/5/2022	139,788		135,607
Chevron Corp	3.19%	6/24/2023	89,864		89,778
Cintas Corp No 2	3.70%	4/1/2027	124,811		123,052
Cisco Systems Inc	3.00%	6/15/2022	89,864		89,918
Cisco Systems Inc	1.85%	9/20/2021	74,886		73,205
Coca Cola Co	3.15%	11/15/2020	124,811		126,169
Comcast Corp	3.60%	3/1/2024	304,538		308,923

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Comcast Corp	3.00%	2/1/2024	239,636		236,627
Comcast Corp	4.15%	10/15/2028	109,833		112,617
Concho Resources Inc	3.75%	10/1/2027	99,849		94,929
Constellation Brands Inc	4.40%	11/15/2025	59,909		60,482
Continental Airlines Inc	4.15%	4/11/2024	58,255		58,641
Continental Airlines Inc	4.00%	10/29/2024	78,468		78,028
John Deere Cap Corp	2.80%	1/27/2023	159,758		158,361
John Deere Cap Corp	2.80%	3/6/2023	144,780		142,850
Delta Air Lines Inc	6.82%	8/10/2022	46,539		51,212
Diamond Fin Corp 1 & 2	3.48%	6/1/2019	479,273		479,249
Walt Disney Co	2.75%	8/16/2021	99,849		100,273
Walt Disney Co	1.85%	7/30/2026	134,796		120,672
Discovery Comm Llc	5.63%	8/15/2019	39,939		41,309
Discovery Comm Llc	3.95%	3/20/2028	124,811		117,113
Discovery Comm Llc	3.50%	6/15/2022	184,720		182,676
Discovery Comm Llc	3.95%	6/15/2025	124,811		120,108
Dollar Tree Inc	3.70%	5/15/2023	149,773		147,986
Dominion Gas Hldgs Llc	3.55%	11/1/2023	64,902		65,121
Dow Chemical Co	3.00%	11/15/2022	274,583		267,396
Eog Resources Inc	4.10%	2/1/2021	119,818		123,608
Eog Resources Inc	3.15%	4/1/2025	34,947		34,075
Eastman Chemical Co	3.80%	3/15/2025	173,736		169,478
Ecolab Inc	4.35%	12/8/2021	110,832		114,176

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Enterprise Products Operating Llc	3.35%	3/15/2023	379,424		377,984
Express Scripts Hldg Co	4.50%	2/25/2026	79,879		82,218
Exxon Mobil Corp	2.71%	3/6/2025	339,485		331,678
Exxon Mobil Corp	2.40%	3/6/2022	139,788		138,255
Fidelity Natl Information Svcs Inc	3.88%	6/5/2024	37,942		38,007
Fiserv Inc	3.50%	10/1/2022	78,880		79,027
Fiserv Inc	3.85%	6/1/2025	174,735		173,739
Ford Motor Cr Co Llc	3.66%	9/8/2024	124,811		113,065
Ford Motor Cr Co Llc	4.13%	8/4/2025	259,606		238,230
Ford Motor Cr Co Llc	3.81%	1/9/2024	129,803		122,153
Fortune Brands Home & Sec Inc	3.00%	6/15/2020	104,841		104,117
General Dynamics Corp	2.25%	11/15/2022	179,727		175,873
General Elec Co	4.65%	10/17/2021	99,849		101,102
General Elec Co	3.15%	9/7/2022	289,561		276,546
General Motors Fin Co Inc	4.00%	1/15/2025	429,349		409,540
Gilead Sciences Inc	4.50%	4/1/2021	254,614		264,913
Gilead Sciences Inc	3.50%	2/1/2025	164,750		164,976
Glaxosmithkline Cap Inc	2.80%	3/18/2023	24,962		24,736
Glaxosmithkline Cap Plc	2.85%	5/8/2022	14,977		14,858
Halliburton Co	3.80%	11/15/2025	89,864		87,513
Home Depot Inc	3.75%	2/15/2024	843,720		874,648
Home Depot Inc	2.63%	6/1/2022	129,803		128,725
Ingersoll Rand Global Hldg Co Ltd	4.25%	6/15/2023	139,788		143,509

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Ibm Corp	8.38%	11/1/2019	229,652		243,024
Ibm Corp	3.63%	2/12/2024	199,697		201,046
International Paper Co	4.75%	2/15/2022	62,905		66,752
Johnson & Johnson	2.45%	3/1/2026	424,356		402,029
Kinder Morgan Energy Partners Lp	4.15%	2/1/2024	79,879		80,547
Kraft Foods Grp Inc	5.38%	2/10/2020	182,723		190,745
Kraft Heinz Foods Co	3.00%	6/1/2026	264,599		236,705
Kroger Co	2.30%	1/15/2019	44,932		45,393
Lyb Intl Fin Ii Bv	3.50%	3/2/2027	49,924		46,025
Laboratory Corp Of Amer	3.60%	2/1/2025	209,682		205,063
Laboratory Corp Of Amer	3.25%	9/1/2024	39,939		38,657
Lockheed Martin Corp	2.90%	3/1/2025	334,493		324,279
Lockheed Martin Corp	3.10%	1/15/2023	159,758		160,627
Lyondellbasell Inds Nv	6.00%	11/15/2021	254,614		271,084
Lyondellbasell Inds Nv	5.75%	4/15/2024	164,750		178,317
Mplx Lp	4.50%	7/15/2023	199,697		205,840
Mplx Lp	4.88%	6/1/2025	114,826		116,344
Mplx Lp	4.00%	3/15/2028	84,871		80,545
Marriott Intl Inc	3.13%	6/15/2026	149,773		136,209
Mastercard Inc	3.38%	4/1/2024	74,886		75,986
Mcdonalds Corp	2.63%	1/15/2022	129,803		128,754
Medtronic Inc	3.50%	3/15/2025	414,371		417,005
Merck & Co Inc	2.40%	9/15/2022	99,849		98,296

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Merck & Co Inc	3.88%	1/15/2021	504,235		523,577
Microsoft Corp	2.40%	8/8/2026	599,091		564,274
Mylan Inc	4.55%	4/15/2028	389,409		366,682
Nbcuniversal Media Llc	2.88%	1/15/2023	109,833		109,282
Newell Brands Inc	4.20%	4/1/2026	74,886		73,974
Noble Energy Inc	4.15%	12/15/2021	124,811		125,627
Norfolk Southern Corp	5.90%	6/15/2019	379,424		384,468
Northrop Grumman Corp	5.05%	8/1/2019	199,697		206,102
Novartis Cap Corp	2.40%	9/21/2022	279,576		274,954
Nutrien Ltd	3.50%	6/1/2023	159,758		157,378
Occidental Petroleum Corp	4.10%	2/1/2021	179,727		185,903
Occidental Petroleum Corp	2.60%	4/15/2022	89,864		88,144
Oneok Partners Lp	8.63%	3/1/2019	184,720		191,338
Oneok Partners Lp	3.38%	10/1/2022	49,924		49,440
Oracle Corp	5.00%	7/8/2019	164,750		170,463
Oracle Corp	2.95%	5/15/2025	264,599		254,205
Oracle Corp	1.90%	9/15/2021	99,849		97,433
Oracle Corp	2.65%	7/15/2026	299,546		281,267
Pepsico Inc	2.75%	3/5/2022	309,530		309,153
Pepsico Inc	3.60%	3/1/2024	139,788		143,575
Philip Morris Intl Inc	4.50%	3/26/2020	84,871		87,321
Philip Morris Intl Inc	2.63%	3/6/2023	169,742		164,641
Raytheon Co	3.13%	10/15/2020	99,849		100,818

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Raytheon Co	3.15%	12/15/2024	104,841		104,433
Republic Svcs Inc	5.50%	9/15/2019	119,818		123,615
Rio Tinto Fin Usa Ltd	3.75%	6/15/2025	64,902		65,275
Rock Tenn Co	4.90%	3/1/2022	64,902		67,855
Rockwell Collins Inc	3.50%	3/15/2027	199,697		189,512
Rogers Comm Inc	3.00%	3/15/2023	69,894		69,207
Schlumberger Investment Sa	3.65%	12/1/2023	69,894		70,439
Shell Intl Fin Bv	4.30%	9/22/2019	79,879		81,562
Shire Acq Investments Ireland Dac	2.88%	9/23/2023	139,788		133,238
Jm Smucker Co	3.50%	3/15/2025	89,864		87,209
Stryker Corp	3.38%	5/15/2024	79,879		79,885
Stryker Corp	3.38%	11/1/2025	69,894		67,965
Thermo Fisher Scientific Inc	3.15%	1/15/2023	74,886		74,476
Thermo Fisher Scientific Inc	4.15%	2/1/2024	89,864		92,584
Time Warner Inc	4.75%	3/29/2021	194,705		201,979
Time Warner Inc	3.55%	6/1/2024	159,758		154,584
Total Cap Intl Sa	2.70%	1/25/2023	84,871		83,901
21St Century Fox Amer Inc	3.00%	9/15/2022	121,815		121,442
Tyson Foods Inc	3.95%	8/15/2024	144,780		146,101
Unilever Cap Corp	4.25%	2/10/2021	184,720		192,808
Union Pacific Corp	4.00%	2/1/2021	234,644		242,372
United Parcel Svc Inc	3.13%	1/15/2021	139,788		142,947
United Technologies Corp	3.10%	6/1/2022	179,727		176,461

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
United Technologies Corp	4.13%	11/16/2028	89,864		89,491
Verizon Comms Inc	3.50%	11/1/2024	109,833		108,967
Verizon Comms Inc	3.38%	2/15/2025	407,382		400,523
Viacom Inc	5.63%	9/15/2019	69,894		72,229
Viacom Inc	3.13%	6/15/2022	99,849		97,306
Viacom Inc	3.88%	4/1/2024	69,894		69,234
Waste Mgmt Inc	4.60%	3/1/2021	79,879		83,574
Waste Mgmt Inc	2.90%	9/15/2022	74,886		74,319
Western Gas Partners Lp	4.00%	7/1/2022	79,879		80,793
Williams Partners Lp	4.30%	3/4/2024	194,705		196,746
Wyeth Llc	6.45%	2/1/2024	129,803		152,119
Xylem Inc	4.88%	10/1/2021	169,742		177,338
Zimmer Hldgs Inc	2.70%	4/1/2020	129,803		129,441
Agl Cap Corp	3.50%	9/15/2021	179,727		181,436
Ameren Illinois Co	2.70%	9/1/2022	104,841		103,901
Appalachian Pwr Co	3.30%	6/1/2027	49,924		47,833
Baltimore Gas & Elec Co	3.35%	7/1/2023	84,871		86,384
Centerpoint Energy Houston Elec	2.25%	8/1/2022	84,871		82,781
Commonwealth Edison Co	2.95%	8/15/2027	139,788		135,972
Duke Energy In Inc	3.75%	7/15/2020	99,849		102,891
Duke Energy Carolinas Llc	2.95%	12/1/2026	144,780		138,961
Emera Us Fin Lp	3.55%	6/15/2026	109,833		104,327
Entergy Corp	5.13%	9/15/2020	194,705		201,656

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Entergy Louisiana Llc	2.40%	10/1/2026	74,886		69,315
Florida Pwr & Lt Co	2.75%	6/1/2023	29,955		29,383
Fortis Inc	3.06%	10/4/2026	64,902		59,727
Georgia Pwr Co	2.85%	5/15/2022	174,735		172,294
Lg&E & Ku Energy Llc	3.75%	11/15/2020	99,849		100,710
National Rural Utils Coop Fin Corp	2.30%	11/15/2019	134,796		134,421
Northern States Pwr Co Mn	2.20%	8/15/2020	104,841		104,292
Oncor Elec Delivery Co Llc	2.95%	4/1/2025	119,818		117,563
Pseg Pwr Llc	3.00%	6/15/2021	179,727		177,003
Pacific Gas & Elec Co	3.85%	11/15/2023	234,644		211,151
Pacific Gas & Elec Co	3.40%	8/15/2024	174,735		153,780
Progress Energy Inc	4.88%	12/1/2019	249,621		253,793
Public Svc Co Of Colorado	2.50%	3/15/2023	9,985		9,769
Public Svc Elec & Gas Co	2.25%	9/15/2026	24,962		22,970
Puget Energy Inc	3.65%	5/15/2025	84,871		83,363
San Diego Gas & Elec Co	3.60%	9/1/2023	119,818		122,211
Sempra Energy	3.40%	2/1/2028	144,780		134,337
Southern Ca Edison Co	3.50%	10/1/2023	194,705		195,816
Hydro Quebec	8.05%	7/7/2024	69,894		89,537
Quebec Province Of	7.50%	7/15/2023	64,902		79,141
Quebec Province Of	7.13%	2/9/2024	284,568		346,702
Ca St	6.20%	3/1/2019	424,356		435,392
Sutter Health	3.70%	8/15/2028	289,561		294,396

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
University Ca	3.06%	7/1/2025	474,281		476,133
America Movil Sab De Cv	5.00%	3/30/2020	299,546		308,532
Chile Rep Of	3.25%	9/14/2021	154,765		156,319
Colombia Rep Of	4.00%	2/26/2024	199,697		200,474
Ecopetrol Sa	4.13%	1/16/2025	44,932		43,535
Export Import Bk Of Korea	4.38%	9/15/2021	259,606		270,287
Indonesia Rep Of	3.50%	1/11/2028	199,697		188,130
Israel St Of	4.00%	6/30/2022	199,697		204,286
Petroleos Mexicanos	3.50%	1/30/2023	79,879		73,463
Petroleos Mexicanos	6.50%	3/13/2027	199,697		191,609
Mexico United Mexican States	3.63%	3/15/2022	269,591		269,481
Mexico United Mexican States	4.00%	10/2/2023	95,855		96,356
Cash					2,134,049
Total Prudential GA-62194					$253,360,116

American General Life Contract No. 725840
Vm Cash Fut Dom Rdr Usd	2.30%	12/31/2060	158,577		$158,577
Wells Fargo Bank Na Sr Unsec Frn	2.94%	3/25/2020	649,015		646,061
U S Treasury Note	2.88%	11/15/2021	1,497,728		1,514,607
U S Treasury Note	2.50%	3/31/2023	9,435,686		9,438,819
U S Treasury Note	2.00%	1/31/2020	19,969,706		19,841,385
Societe Generale Sr Unsec 144A	2.63%	9/16/2020	1,098,334		1,085,465
Slma 2006-6 A3 3Mlib+11Bp	2.60%	10/27/2025	118,132		118,027

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Slma 2005-9 A6 3Mlib+55Bp	3.04%	10/26/2026	140,080		140,120
Ppl Wem Holdings Plc Sr Unsec 144A	5.38%	5/1/2021	449,318		464,178
Mizuho Bank Ltd	2.40%	3/26/2020	149,773		148,336
Massmutual Global Fundin Sec 144A	2.00%	4/15/2021	823,750		802,319
Goldman Sachs Group Inc Sr Unsec	3.50%	1/23/2025	2,496,213		2,368,096
General Motors Finl Co Sr Unsec	2.35%	10/4/2019	199,697		197,994
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	47,225		49,993
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	63,550		68,190
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	10,432		11,043
Fn Arm 793029 Us0006M+158.2 10.869	4.15%	7/1/2034	213,654		220,511
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	8,961		9,650
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	106,878		115,125
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	9,975		10,742
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	33,974		35,966
Fnma Nt (3.5Mmm)	1.75%	11/26/2019	4,493,184		4,457,391
American Tower Corp Sr Unsec	5.90%	11/1/2021	299,546		316,729
U S Treasury Repo	3.10%	1/3/2019	13,978,794		13,978,794
Wells Fargo & Company Sr Unsec	3.60%	1/24/2023	748,864		742,038
Verizon**Exchange**	3.38%	2/15/2025	1,048,410		1,018,776
U S Treasury Note	2.88%	11/30/2023	1,947,046		1,981,272
Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	499,243		501,815
Slma 2006-8 A5 3Mlib+11Bp	2.60%	1/27/2025	749,780		746,985
Ny St Urban Dev-B	2.10%	3/15/2022	1,637,516		1,615,491
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	848,712		844,679
Ing Bank Nv Covered Sec 144A	2.63%	12/5/2022	673,978		664,049
Fed Home Ln Mtge Glbl Nt (6Mmm)	1.25%	10/2/2019	4,493,184		4,447,084
Electricite De France Nt 144A	6.50%	1/26/2019	848,712		851,453
Gnma Ii Tba 5.0% Feb 30Yr Jmbo	5.00%	2/21/2049	2,496,213		2,595,574
Commonwealth Bank Aust 144A	1.75%	11/7/2019	1,098,334		1,086,770
Barclays Plc Sr Unsec	3.20%	8/10/2021	698,940		679,402
Bank Of America Corp Sr Unsec	3.54%	3/5/2024	1,048,410		1,019,355
Bpce Sa Sr Unsec Mtn	2.50%	7/15/2019	199,697		199,277
Aviation Capital Group Nt 144A	7.13%	10/15/2020	748,864		787,881
Fnma Tba 3.5% Feb 15Yr	3.50%	2/19/2034	2,945,532		2,979,302
Fin Fut Us Ultra 30Yr Cbt 03/20/19	6.00%	3/21/2019	(1,647,501)		(2,646,813)
U S Treasury Repo	2.95%	1/2/2019	13,978,794		13,978,794
Irs Usd 1.75000 12/21/16-10Y Cme	1.75%	12/21/2026	(7,738,261)		513,966
Verizon**Exchange**	3.50%	11/1/2024	748,864		739,552
Synchrony Financial Sr Unsec	3.81%	2/3/2020	998,485		997,889
Svenska Handelsbanken Ab Unsec	2.40%	10/1/2020	1,248,107		1,229,209
Port Seattle-Txbl-B1	7.00%	5/1/2019	998,485		1,012,374
Nissan Motor Acceptance Sr Unsec 144A	2.25%	1/13/2020	998,485		984,350
New York Life Global Fdg 144A	1.95%	2/11/2020	1,048,410		1,036,697
National Rural Util Coop Sr Unsec	3.18%	6/30/2021	698,940		693,819
Jackson Natl Life Global Sec 144A	2.25%	4/29/2021	249,621		243,821
General Electric Co Sr Unsec	2.70%	10/9/2022	1,847,198		1,715,571

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	212,033		228,117
Fed Home Ln Mtge Glbl Nt (2.5Mmm)	1.63%	9/29/2020	1,098,334		1,081,323
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	1,501,758		1,466,618
Fed Home Ln Bk Bd (1.331Mmm)	3.38%	12/8/2023	848,712		875,235
Gnma Ii Tba 4.0% Jan 30Yr Jmbo	4.00%	1/23/2049	4,043,865		4,140,855
Fnma Tba 4.0% Jan 30Yr	4.00%	1/14/2049	13,130,082		13,385,503
Fnma Tba 3.0% Feb 15Yr	3.00%	2/19/2034	2,296,516		2,289,295
Vm Cash Ccp Cme Rdr Usd	0.01%	12/31/2060	17,980		17,980
Univ Of Pittsburgh Pa	2.32%	9/15/2021	1,148,258		1,138,544
U S Treasury Note	1.88%	4/30/2022	185,219		181,717
U S Treasury Note	1.88%	4/30/2022	413,872		406,048
Toronto-Dominion Bank Sec 144A	2.25%	3/15/2021	698,940		689,698
Sprint Spectrum / Spec I Sec 144A	3.36%	3/20/2023	583,490		577,655
Seven & I Holdings Sr Unsec 144A	3.35%	9/17/2021	499,243		500,425
Slclt 2007-1 A4 3Mlib+6Bp	2.68%	5/15/2029	602,338		596,462
Royal Bank Of Canada Covered	2.20%	9/23/2019	499,243		496,576
Reynolds American Inc Sr Unsec	3.25%	6/12/2020	249,621		248,175
Cooperatieve Rabobank Ua Sr Unsec 144A	3.88%	9/26/2023	2,596,062		2,606,721
National Australia Bk/Ny Sr Unsec	1.88%	7/12/2021	1,347,955		1,297,773
Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	1,897,122		1,882,644
Guardian Life Glob Sec 144A	2.00%	4/26/2021	998,485		973,355
Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	199,170		210,845
Fnma Nt (3Mmm)	2.00%	1/5/2022	3,544,623		3,493,690

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Energy Transfer Operatng Sr Unsec	4.15%	10/1/2020	571,134		574,798
	Caterpillar Finl Service Sr Unsec Mtn	1.90%	3/22/2019	748,864		747,409
	Sky Plc Sr Unsec 144A	2.63%	9/16/2019	269,591		267,602
	Bp Cap Markets America Sr Unsec	4.74%	3/11/2021	1,248,107		1,287,489
	Banque Fed Cred Mutuel Sr Unsec 144A	2.00%	4/12/2019	499,243		497,622
	Bank Of America Corp Sr Unsec	3.42%	12/20/2028	899,136		840,883
	Cash Collateral Cme Rdr Usd	2.30%	12/31/2060	21,467		21,467
*	Collective Us Govt Stif 15 Bps	—%	12/1/2030	260,665		260,665
	Wells Fargo & Company Sr Unsec	3.55%	9/29/2025	848,712		823,028
	U S Treasury Note	1.75%	3/31/2022	1,497,728		1,464,497
	Tech Data Corp Sr Unsec	3.70%	2/15/2022	449,318		441,154
	Nissan Motor Acceptance Sr Unsec 144A	2.15%	9/28/2020	199,697		194,102
	New York Life Global Fdg Sec 144A	2.00%	4/13/2021	199,697		194,649
	Met Trn Auth-A2-Babs	5.36%	11/15/2023	299,546		330,141
	Industry Pub Facs-A	4.34%	7/1/2024	499,243		528,084
	Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	52,533		56,257
	Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	48,889		51,755
	Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	79,179		83,820
	Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	97,957		103,700
	Fnma Nt (3Mmm)	1.50%	2/28/2020	2,995,456		2,961,700
	Deutsche Bank Ny Sr Unsec	4.25%	10/14/2021	698,940		683,832
	Aig Inc	6.40%	12/15/2020	549,167		580,181
	Fnma Tba 4.0% Feb 30Yr	4.00%	2/13/2049	2,496,213		2,542,432

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma Tba 3.0% Feb 30Yr	3.00%	2/13/2049	998,485		972,706
U S Treasury Repo	3.10%	1/3/2019	49,924		49,924
Fin Fut Us 5Yr Cbt 03/29/19	6.00%	3/30/2019	3,095,304		3,549,927
Fin Fut Euro$ Cme (Wht) 12/16/19	—%	12/17/2019	177,730,382		173,020,527
Ut St-Babs-B	3.54%	7/1/2025	1,023,447		1,048,901
U S Treasury Note	2.13%	12/31/2021	1,397,879		1,384,447
Telstra Corp Ltd Nt 144A	4.80%	10/12/2021	149,773		155,673
Sumitomo Mitsui Finl Grp Frn Sr Unsec	4.45%	3/9/2021	349,470		356,309
Slma 2007-1 A5 3Mlib+9	2.58%	1/26/2026	217,779		217,120
Slma 2005-7 A4 3Mlib+15Bp	2.64%	10/25/2029	719,386		716,146
Slma 2005-3 A5	2.58%	10/25/2024	156,649		156,518
Lloyds Bank Plc Sr Unsec	2.70%	8/17/2020	349,470		345,131
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	118,008		124,925
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	181,593		195,484
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	94,132		101,367
Fh Arm 1Q1534 H15T1Y+223.3 10.162	4.16%	6/1/2037	311,777		329,975
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	65,183		65,418
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	2,749,113		2,759,016
European Investment Bank Sr Unsec	2.00%	3/15/2021	1,123,296		1,109,802
Cvs Health Corp Sr Unsec	4.10%	3/25/2025	798,788		791,895
Bnp Paribas Sr Unsec 144A	2.95%	5/23/2022	599,091		577,818
Bank Of Nova Scotia Sec	1.88%	4/26/2021	2,196,668		2,145,514
Fin Fut Us 10Yr Cbt 03/20/19	6.00%	3/21/2019	1,747,349		2,132,039

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Irs Usd 3.00000 12/19/18-10Y Cme	3.00%	12/19/2028	(898,637)		(21,018)
Ubs Ag Stamford Ct Sr Unsec	2.35%	3/26/2020	199,697		197,752
Santander Uk Group Hldgs Sr Unsec	2.88%	8/5/2021	1,048,410		1,012,611
Oracle Corp Sr Unsec	2.95%	11/15/2024	998,485		973,189
Morgan Stanley Sr Unsec	3.65%	1/20/2022	649,015		647,077
Lloyds Banking Group Plc Sr Unsec	3.59%	6/21/2021	249,621		247,251
Lloyds Banking Group Plc Sr Unsec	2.91%	11/7/2023	698,940		662,442
Kfw Sr Unsec	1.50%	2/6/2019	723,902		723,311
Jpmorgan Chase & Co Sr Unsec	3.13%	1/23/2025	3,095,304		2,951,323
Ford Motor Credit Co Llc Sr Unsec	3.20%	1/15/2021	499,243		484,378
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	372,306		397,220
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	5,185		5,543
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	2,317,560		2,278,157
Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	120,437		127,497
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	701		742
Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	2,265,654		2,265,806
Enterprise Products Oper Co Gtd	6.50%	1/31/2019	399,394		400,280
Dominion Energy Gas Hldg Llc Sr Unsec	2.80%	11/15/2020	673,978		664,274
Daimler Finance Na Llc Sr Unsec 144A	1.50%	7/5/2019	1,048,410		1,038,161
Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	499,243		465,680
American Honda Finance Sr Unsec	2.93%	11/5/2021	499,243		492,216
At&T Inc Sr Unsec	3.40%	5/15/2025	848,712		800,319
Cash Collateral Fut Rdr Usd	2.30%	12/31/2060	64,902		64,902

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
U S Treasury Note	1.13%	1/31/2019	18,022,660		18,005,563
Ubs Group Funding Switze Sr Unsec 144A	2.86%	8/15/2023	1,747,349		1,681,430
Toronto-Dominion Bank Sr Unsec	2.13%	4/7/2021	698,940		684,166
Slma 2006-5 A5 3Mlib+11Bp	2.60%	1/25/2027	150,226		150,073
Slma 2005-8 A4 3Mlib	3.04%	1/25/2028	1,054,445		1,055,696
Royal Bank Of Canada	1.88%	2/5/2020	1,098,334		1,087,061
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	848,712		943,607
Iberdrola Fin Ireland Co Gtd 144A	5.00%	9/11/2019	500,241		505,056
Ford Motor Credit Co Llc Sr Unsec	2.60%	11/4/2019	898,637		888,901
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	125,508		133,954
Fnma Pass Thru 30Yr #804303	5.50%	11/1/2034	4,710		4,986
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	1,143,824		1,201,927
Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	6,910,887		6,924,730
Electricite De France Sr Unsec 144A	2.15%	1/22/2019	299,546		299,371
Cobb-Marietta Coliseu	2.55%	7/1/2021	624,053		621,538
Bpce Sa Sr Unsec	2.25%	1/27/2020	449,318		443,596
Bmw Us Capital Llc Sr Unsec 144A	2.98%	8/14/2020	649,015		644,280
Interest And Dividends Accrued / Receivable					1,084,313
Net Money Market Futures (Due To) / Due From Broker					(173,020,527)
Net Bond/Stock Equivalent Futures (Due To) / Due From Broker					(3,035,153)
Net Unsettled Trades (Due To) / Due From Broker (Including Currency)					(42,551,828)
Broker Cash Collateral Received					(184,869)
Centrally Cleared Swaps (Due To) / Due From Broker					(495,794)

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Total American General Life Contract No. 725840			394,585,703		$180,038,843

Royal Bank of Canada Contract No. Citigroup01
Vm Cash Fut Dom Rdr Usd	2.30%	12/31/2060	158,577		$158,577
Wells Fargo Bank Na Sr Unsec Frn	2.94%	3/25/2020	649,015		646,061
U S Treasury Note	2.88%	11/15/2021	1,497,728		1,514,607
U S Treasury Note	2.50%	3/31/2023	9,435,686		9,438,819
U S Treasury Note	2.00%	1/31/2020	19,969,706		19,841,385
Societe Generale Sr Unsec 144A	2.63%	9/16/2020	1,098,334		1,085,465
Slma 2006-6 A3 3Mlib+11Bp	2.60%	10/27/2025	118,132		118,027
Slma 2005-9 A6 3Mlib+55Bp	3.04%	10/26/2026	140,080		140,120
Ppl Wem Holdings Plc Sr Unsec 144A	5.38%	5/1/2021	449,318		464,178
Mizuho Bank Ltd	2.40%	3/26/2020	149,773		148,336
Massmutual Global Fundin Sec 144A	2.00%	4/15/2021	823,750		802,319
Goldman Sachs Group Inc Sr Unsec	3.50%	1/23/2025	2,496,213		2,368,096
General Motors Finl Co Sr Unsec	2.35%	10/4/2019	199,697		197,994
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	47,225		49,993
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	63,550		68,190
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	10,432		11,043
Fn Arm 793029 Us0006M+158.2 10.869	4.15%	7/1/2034	213,654		220,511
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	8,961		9,650
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	106,878		115,125
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	9,975		10,742

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	33,974		35,966
Fnma Nt (3.5Mmm)	1.75%	11/26/2019	4,493,184		4,457,391
American Tower Corp Sr Unsec	5.90%	11/1/2021	299,546		316,729
U S Treasury Repo	3.10%	1/3/2019	13,978,794		13,978,794
Wells Fargo & Company Sr Unsec	3.60%	1/24/2023	748,864		742,038
Verizon**Exchange**	3.38%	2/15/2025	1,048,410		1,018,776
U S Treasury Note	2.88%	11/30/2023	1,947,046		1,981,272
Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	499,243		501,815
Slma 2006-8 A5 3Mlib+11Bp	2.60%	1/27/2025	749,780		746,985
Ny St Urban Dev-B	2.10%	3/15/2022	1,637,516		1,615,491
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	848,712		844,679
Ing Bank Nv Covered Sec 144A	2.63%	12/5/2022	673,978		664,049
Fed Home Ln Mtge Glbl Nt (6Mmm)	1.25%	10/2/2019	4,493,184		4,447,084
Electricite De France Nt 144A	6.50%	1/26/2019	848,712		851,453
Gnma Ii Tba 5.0% Feb 30Yr Jmbo	5.00%	2/21/2049	2,496,213		2,595,574
Commonwealth Bank Aust 144A	1.75%	11/7/2019	1,098,334		1,086,770
Barclays Plc Sr Unsec	3.20%	8/10/2021	698,940		679,402
Bank Of America Corp Sr Unsec	3.54%	3/5/2024	1,048,410		1,019,355
Bpce Sa Sr Unsec Mtn	2.50%	7/15/2019	199,697		199,277
Aviation Capital Group Nt 144A	7.13%	10/15/2020	748,864		787,881
Fnma Tba 3.5% Feb 15Yr	3.50%	2/19/2034	2,945,532		2,979,302
Fin Fut Us Ultra 30Yr Cbt 03/20/19	6.00%	3/21/2019	(1,647,501)		(2,646,813)
U S Treasury Repo	2.95%	1/2/2019	13,978,794		13,978,794

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Irs Usd 1.75000 12/21/16-10Y Cme	1.75%	12/21/2026	(7,738,261)		513,966
Verizon**Exchange**	3.50%	11/1/2024	748,864		739,552
Synchrony Financial Sr Unsec	3.81%	2/3/2020	998,485		997,889
Svenska Handelsbanken Ab Unsec	2.40%	10/1/2020	1,248,107		1,229,209
Port Seattle-Txbl-B1	7.00%	5/1/2019	998,485		1,012,374
Nissan Motor Acceptance Sr Unsec 144A	2.25%	1/13/2020	998,485		984,350
New York Life Global Fdg 144A	1.95%	2/11/2020	1,048,410		1,036,697
National Rural Util Coop Sr Unsec	3.18%	6/30/2021	698,940		693,819
Jackson Natl Life Global Sec 144A	2.25%	4/29/2021	249,621		243,821
General Electric Co Sr Unsec	2.70%	10/9/2022	1,847,198		1,715,571
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	212,033		228,117
Fed Home Ln Mtge Glbl Nt (2.5Mmm)	1.63%	9/29/2020	1,098,334		1,081,323
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	1,501,758		1,466,618
Fed Home Ln Bk Bd (1.331Mmm)	3.38%	12/8/2023	848,712		875,235
Gnma Ii Tba 4.0% Jan 30Yr Jmbo	4.00%	1/23/2049	4,043,865		4,140,855
Fnma Tba 4.0% Jan 30Yr	4.00%	1/14/2049	13,130,082		13,385,503
Fnma Tba 3.0% Feb 15Yr	3.00%	2/19/2034	2,296,516		2,289,295
Vm Cash Ccp Cme Rdr Usd	0.01%	12/31/2060	17,980		17,980
Univ Of Pittsburgh Pa	2.32%	9/15/2021	1,148,258		1,138,544
U S Treasury Note	1.88%	4/30/2022	185,219		181,717
U S Treasury Note	1.88%	4/30/2022	413,872		406,048
Toronto-Dominion Bank Sec 144A	2.25%	3/15/2021	698,940		689,698
Sprint Spectrum / Spec I Sec 144A	3.36%	3/20/2023	583,490		577,655

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Seven & I Holdings Sr Unsec 144A	3.35%	9/17/2021	499,243		500,425
	Slclt 2007-1 A4 3Mlib+6Bp	2.68%	5/15/2029	602,338		596,462
	Royal Bank Of Canada Covered	2.20%	9/23/2019	499,243		496,576
	Reynolds American Inc Sr Unsec	3.25%	6/12/2020	249,621		248,175
	Cooperatieve Rabobank Ua Sr Unsec 144A	3.88%	9/26/2023	2,596,062		2,606,721
	National Australia Bk/Ny Sr Unsec	1.88%	7/12/2021	1,347,955		1,297,773
	Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	1,897,122		1,882,644
	Guardian Life Glob Sec 144A	2.00%	4/26/2021	998,485		973,355
	Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	199,170		210,845
	Fnma Nt (3Mmm)	2.00%	1/5/2022	3,544,623		3,493,690
	Energy Transfer Operatng Sr Unsec	4.15%	10/1/2020	571,134		574,798
	Caterpillar Finl Service Sr Unsec Mtn	1.90%	3/22/2019	748,864		747,409
	Sky Plc Sr Unsec 144A	2.63%	9/16/2019	269,591		267,602
	Bp Cap Markets America Sr Unsec	4.74%	3/11/2021	1,248,107		1,287,489
	Banque Fed Cred Mutuel Sr Unsec 144A	2.00%	4/12/2019	499,243		497,622
	Bank Of America Corp Sr Unsec	3.42%	12/20/2028	899,136		840,883
	Cash Collateral Cme Rdr Usd	2.30%	12/31/2060	21,467		21,467
*	Collective Us Govt Stif 15 Bps	—%	12/1/2030	260,665		260,665
	Wells Fargo & Company Sr Unsec	3.55%	9/29/2025	848,712		823,028
	U S Treasury Note	1.75%	3/31/2022	1,497,728		1,464,497
	Tech Data Corp Sr Unsec	3.70%	2/15/2022	449,318		441,154
	Nissan Motor Acceptance Sr Unsec 144A	2.15%	9/28/2020	199,697		194,102
	New York Life Global Fdg Sec 144A	2.00%	4/13/2021	199,697		194,649

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Met Trn Auth-A2-Babs	5.36%	11/15/2023	299,546		330,141
Industry Pub Facs-A	4.34%	7/1/2024	499,243		528,084
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	52,533		56,257
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	48,889		51,755
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	$79,179		83,820
Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	$97,957		103,700
Fnma Nt (3Mmm)	1.50%	2/28/2020	$2,995,456		2,961,700
Deutsche Bank Ny Sr Unsec	4.25%	10/14/2021	$698,940		683,832
Aig Inc	6.40%	12/15/2020	$549,167		580,181
Fnma Tba 4.0% Feb 30Yr	4.00%	2/13/2049	2,496,213		2,542,432
Fnma Tba 3.0% Feb 30Yr	3.00%	2/13/2049	998,485		972,706
U S Treasury Repo	3.10%	1/3/2019	49,924		49,924
Fin Fut Us 5Yr Cbt 03/29/19	6.00%	3/30/2019	3,095,304		3,549,927
Fin Fut Euro$ Cme (Wht) 12/16/19	—%	12/17/2019	177,730,382		173,020,527
Ut St-Babs-B	3.54%	7/1/2025	1,023,447		1,048,901
U S Treasury Note	2.13%	12/31/2021	1,397,879		1,384,447
Telstra Corp Ltd Nt 144A	4.80%	10/12/2021	149,773		155,673
Sumitomo Mitsui Finl Grp Frn Sr Unsec	4.45%	3/9/2021	349,470		356,309
Slma 2007-1 A5 3Mlib+9	2.58%	1/26/2026	217,779		217,120
Slma 2005-7 A4 3Mlib+15Bp	2.64%	10/25/2029	719,386		716,146
Slma 2005-3 A5	2.58%	10/25/2024	156,649		156,518
Lloyds Bank Plc Sr Unsec	2.70%	8/17/2020	349,470		345,131
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	118,008		124,925

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	181,593		195,484
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	94,132		101,367
Fh Arm 1Q1534 H15T1Y+223.3 10.162	4.16%	6/1/2037	311,777		329,975
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	65,183		65,418
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	2,749,113		2,759,016
European Investment Bank Sr Unsec	2.00%	3/15/2021	1,123,296		1,109,802
Cvs Health Corp Sr Unsec	4.10%	3/25/2025	798,788		791,895
Bnp Paribas Sr Unsec 144A	2.95%	5/23/2022	599,091		577,818
Bank Of Nova Scotia Sec	1.88%	4/26/2021	2,196,668		2,145,514
Fin Fut Us 10Yr Cbt 03/20/19	6.00%	3/21/2019	1,747,349		2,132,039
Irs Usd 3.00000 12/19/18-10Y Cme	3.00%	12/19/2028	(898,637)		(21,018)
Ubs Ag Stamford Ct Sr Unsec	2.35%	3/26/2020	199,697		197,752
Santander Uk Group Hldgs Sr Unsec	2.88%	8/5/2021	1,048,410		1,012,611
Oracle Corp Sr Unsec	2.95%	11/15/2024	998,485		973,189
Morgan Stanley Sr Unsec	3.65%	1/20/2022	649,015		647,077
Lloyds Banking Group Plc Sr Unsec	3.59%	6/21/2021	249,621		247,251
Lloyds Banking Group Plc Sr Unsec	2.91%	11/7/2023	698,940		662,442
Kfw Sr Unsec	1.50%	2/6/2019	723,902		723,311
Jpmorgan Chase & Co Sr Unsec	3.13%	1/23/2025	3,095,304		2,951,323
Ford Motor Credit Co Llc Sr Unsec	3.20%	1/15/2021	499,243		484,378
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	372,306		397,220
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	5,185		5,543
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	2,317,560		2,278,157

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	120,437		127,497
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	701		742
Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	2,265,654		2,265,806
Enterprise Products Oper Co Gtd	6.50%	1/31/2019	399,394		400,280
Dominion Energy Gas Hldg Llc Sr Unsec	2.80%	11/15/2020	673,978		664,274
Daimler Finance Na Llc Sr Unsec 144A	1.50%	7/5/2019	1,048,410		1,038,161
Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	499,243		465,680
American Honda Finance Sr Unsec	2.93%	11/5/2021	499,243		492,216
At&T Inc Sr Unsec	3.40%	5/15/2025	848,712		800,319
Cash Collateral Fut Rdr Usd	2.30%	12/31/2060	64,902		64,902
U S Treasury Note	1.13%	1/31/2019	18,022,660		18,005,563
Ubs Group Funding Switze Sr Unsec 144A	2.86%	8/15/2023	1,747,349		1,681,430
Toronto-Dominion Bank Sr Unsec	2.13%	4/7/2021	698,940		684,166
Slma 2006-5 A5 3Mlib+11Bp	2.60%	1/25/2027	150,226		150,073
Slma 2005-8 A4 3Mlib	3.04%	1/25/2028	1,054,445		1,055,696
Royal Bank Of Canada	1.88%	2/5/2020	1,098,334		1,087,061
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	848,712		943,607
Iberdrola Fin Ireland Co Gtd 144A	5.00%	9/11/2019	500,241		505,056
Ford Motor Credit Co Llc Sr Unsec	2.60%	11/4/2019	898,637		888,901
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	125,508		133,954
Fnma Pass Thru 30Yr #804303	5.50%	11/1/2034	4,710		4,986
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	1,143,824		1,201,927
Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	6,910,887		6,924,730

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Electricite De France Sr Unsec 144A	2.15%	1/22/2019	299,546		299,371
Cobb-Marietta Coliseu	2.55%	7/1/2021	624,053		621,538
Bpce Sa Sr Unsec	2.25%	1/27/2020	449,318		443,596
Bmw Us Capital Llc Sr Unsec 144A	2.98%	8/14/2020	649,015		644,280
Interest And Dividends Accrued / Receivable					1,084,313
Net Money Market Futures (Due To) / Due From Broker					(173,020,527)
Net Bond/Stock Equivalent Futures (Due To) / Due From Broker					(3,035,153)
Net Unsettled Trades (Due To) / Due From Broker (Including Currency)					(42,551,828)
Broker Cash Collateral Received					(184,869)
Centrally Cleared Swaps (Due To) / Due From Broker					(495,794)
Wrapper					—
Total Royal Bank of Canada Contract No. Citigroup01					$180,038,843

Nationwide: STA_CIT_IP_0616
Aeptc 2012-1 A2	1.98%	6/1/2020	3,195,153		$1,617,347
Bank 2017-Bnk4 A1	2.00%	2/15/2022	2,096,819		1,522,798
Comm 2014-Cr14 A2	3.15%	7/10/2023	2,471,251		837,012
Comet 2017-A1 A1	2.00%	3/16/2020	2,496,213		2,470,987
Carmx 2016-2 A3	1.52%	11/15/2019	2,396,365		1,074,306
Chait 2016-A4 A4	1.49%	7/15/2020	4,393,335		4,300,512
Cgcmt 2016-Gc36 A1	1.61%	6/10/2020	4,293,487		1,674,101
Duk 1.731 09/01/22	1.73%	9/1/2022	5,491,669		5,388,700
Fnr 2011-87 Ja	3.00%	3/25/2024	5,816,177		843,000

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnr 2011-98 Ae	2.50%	5/25/2021	8,087,731		804,864
Fnr 2011-132 A	3.00%	5/25/2022	7,987,882		1,049,606
Fnr 2013-79 Va	3.50%	9/25/2024	7,788,185		4,421,389
Fnr 2015-48 Db	3.00%	4/25/2022	2,995,456		1,346,377
Fhr 3774 Ab	3.50%	9/15/2020	9,216,019		448,783
Fhr 3920 Ab	3.00%	3/15/2021	8,387,276		804,759
Fhr 3970 Da	3.00%	11/15/2021	5,291,972		526,414
Fhr 3979 Gd	3.00%	9/15/2022	3,494,699		518,053
Fhr 4039 Me	2.00%	10/15/2025	4,992,426		1,030,114
Fhr 4272 Yg	2.00%	1/16/2024	4,992,426		1,117,847
Fhr 4297 Ca	3.00%	5/15/2024	6,490,154		2,552,913
Fhr 4486 Jn	2.00%	3/15/2024	2,995,456		1,234,812
Fhr 4504 Dn	3.00%	4/15/2025	6,590,003		2,928,819
Fnr 2010-99 Dp	3.00%	6/25/2020	15,726,143		444,665
Gnr 2010-151 Dq	4.00%	6/22/2020	6,140,685		421,430
Gnr 2011-133 Na	3.50%	6/20/2022	16,114,554		2,687,710
Gnr 2011-160 A	3.00%	7/20/2020	6,490,154		506,816
Gnr 2013-41 Pa	2.50%	7/20/2023	5,691,366		2,118,329
Gnr 2013-124 Cp	2.50%	10/20/2023	4,243,562		982,691
Gnr 2014-140 Mv	4.00%	6/21/2021	1,996,971		1,488,653
Gnr 2015-16 Gm	2.00%	12/22/2025	6,190,609		2,748,877
Jpmbb 2015-C33 A1	1.90%	4/15/2020	3,118,270		973,298
Jdot 2017-A A3	1.78%	4/15/2020	1,847,198		1,616,492

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Mbart 2018-1 A3	3.03%	10/15/2021	2,046,895		2,053,341
Msbam 2013-C11 A2	3.09%	4/17/2023	2,616,031		847,574
Narot 2016-C A3	1.18%	2/18/2020	1,697,425		1,009,671
Ubscm 2012-C1 A3	3.40%	3/10/2022	3,444,774		3,380,584
T 0 3/4 08/15/19	0.75%	8/15/2019	348,471		345,517
T 1 03/15/19	1.00%	3/15/2019	873,675		873,811
T 0 7/8 05/15/19	0.88%	5/15/2019	799,787		795,957
T 1 11/15/19	1.00%	11/15/2019	4,883,592		4,821,134
Woart 2016-B A3	1.30%	7/15/2020	2,496,213		1,736,203
Wrapper					12,143
Total Nationwide:STA_CIT_IP_0616					$68,378,409

Reinsurance Group of America Contract No. RGA00084
Cash	1.83%		3,599,743		$3,599,743
Charter Communications, Inc. 4.00 09/01/2021	4.00%	9/1/2021	948,561		955,405
General Electric Co. 4.65 10/17/2021	4.65%	10/17/2021	1,747,349		1,769,223
Union Pacific Corp. 4.163 07/15/2022	4.16%	7/15/2022	898,637		937,364
Cigna Corp. 4.00 02/15/2022	4.00%	2/15/2022	1,857,183		1,904,180
Equity Residential 4.625 12/15/2021	4.63%	12/15/2021	1,497,728		1,552,586
Twenty-First Century Fox, Inc. 4.50 02/15/2021	4.50%	2/15/2021	449,318		468,936
Comcast Corp. 3.125 07/15/2022	3.13%	7/15/2022	948,561		959,678
Cox Enterprises, Inc. 3.25 12/15/2022	3.25%	12/15/2022	998,485		976,821
DowDuPont, Inc. 3.00 11/15/2022	3.00%	11/15/2022	1,497,728		1,458,448

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Macy's, Inc. 2.875 02/15/2023	2.88%	2/15/2023	998,485		935,302
Royal Dutch Shell PLC 2.25 01/06/2023	2.25%	1/6/2023	998,485		971,094
Wells Fargo & Co. 3.45 02/13/2023	3.45%	2/13/2023	948,561		941,148
Dominion Energy, Inc. 2.75 03/15/2023	2.75%	3/15/2023	973,523		957,331
Boston Properties, Inc. 3.125 09/01/2023	3.13%	9/1/2023	1,447,804		1,413,714
JPMorgan Chase & Co. 3.375 05/01/2023	3.38%	5/1/2023	1,497,728		1,473,312
RELX PLC 3.125 10/15/2022	3.13%	10/15/2022	848,712		838,884
Ford Motor Credit Co. LLC 4.375 08/06/2023	4.38%	8/6/2023	2,346,440		2,263,854
Capital One Financial Corp. 3.50 06/15/2023	3.50%	6/15/2023	948,561		932,974
Burlington Northern Santa Fe LLC 3.75 04/01/2024	3.75%	4/1/2024	998,485		1,029,903
Bank of America Corp. 4.20 08/26/2024	4.20%	8/26/2024	2,196,668		2,210,527
Kinder Morgan, Inc. 4.30 06/01/2025	4.30%	6/1/2025	2,346,440		2,343,190
Cox Enterprises, Inc. 3.85 02/01/2025	3.85%	2/1/2025	1,397,879		1,400,162
Allergan PLC 3.80 03/15/2025	3.80%	3/15/2025	499,243		493,166
AT&T, Inc. 3.40 05/15/2025	3.40%	5/15/2025	2,695,910		2,545,922
CRH PLC 3.875 05/18/2025	3.88%	5/18/2025	948,561		916,456
Burlington Northern Santa Fe LLC 3.442 06/16/2028	3.44%	6/16/2028	433,519		424,569
Medtronic PLC 3.50 03/15/2025	3.50%	3/15/2025	998,485		1,005,261
HSBC Holdings PLC 4.25 08/18/2025	4.25%	8/18/2025	1,897,122		1,871,931
BNP Paribas SA 4.375 09/28/2025	4.38%	9/28/2025	1,897,122		1,865,654
Exelon Corp. 3.15 10/15/2025	3.15%	10/15/2025	943,569		928,104
Capital One Financial Corp. 4.20 10/29/2025	4.20%	10/29/2025	499,243		486,013
Zoetis, Inc. 4.50 11/13/2025	4.50%	11/13/2025	973,523		1,005,453

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
ConocoPhillips 4.95 03/15/2026	4.95%	3/15/2026	1,747,349		1,896,250
Bayerische Motoren Werke AG 2.80 04/11/2026	2.80%	4/11/2026	998,485		921,744
BNP Paribas SA 4.375 05/12/2026	4.38%	5/12/2026	624,053		604,549
Lloyds Banking Group PLC 4.582 12/10/2025	4.58%	12/10/2025	1,497,728		1,422,553
Fannie Mae 4.50 08/01/2040	4.50%	8/1/2040	3,249,111		3,417,043
Abbott Laboratories 2.90 11/30/2021	2.90%	11/30/2021	948,561		941,501
Charter Communications, Inc. 4.908 07/23/2025	4.91%	7/23/2025	1,347,955		1,368,777
Wells Fargo & Co. 2.15 12/06/2019	2.15%	12/6/2019	1,248,107		1,238,671
Barclays PLC 4.337 01/10/2028	4.34%	1/10/2028	998,485		945,037
Fannie Mae 4.00 03/01/2037	4.00%	3/1/2037	658,706		681,736
U.S. Treasury Note/Bond 1.25 03/31/2019	1.25%	3/31/2019	11,442,641		11,446,460
Fannie Mae 3.50 02/01/2037	3.50%	2/1/2037	7,399,792		7,499,049
BNP Paribas SA 4.625 03/13/2027	4.63%	3/13/2027	224,659		221,299
The Sherwin-Williams Co. 3.45 06/01/2027	3.45%	6/1/2027	998,485		934,148
Fannie Mae 3.14 07/01/2047	3.14%	7/1/2047	4,039,739		4,089,354
U.S. Treasury Note/Bond 1.25 05/31/2019	1.25%	5/31/2019	17,738,091		17,666,765
Freddie Mac Gold 4.50 09/01/2044	4.50%	9/1/2044	6,374,475		6,633,207
Fannie Mae 3.14 07/01/2047	3.14%	7/1/2047	3,298,789		3,332,736
Fannie Mae 4.50 01/01/2043	4.50%	1/1/2043	6,483,164		6,817,624
Freddie Mac 3.196 05/01/2047	3.20%	5/1/2047	613,802		619,942
Freddie Mac Gold 4.50 07/01/2045	4.50%	7/1/2045	4,884,745		5,133,984
Fannie Mae 4.50 06/01/2047	4.50%	6/1/2047	6,912,281		7,192,780
Fannie Mae 3.182 06/01/2047	3.18%	6/1/2047	3,029,881		3,064,293

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Freddie Mac 3.267 07/01/2047	3.27%	7/1/2047	1,021,326		1,033,850
Exelon Corp. 2.95 08/15/2027	2.95%	8/15/2027	499,243		485,850
Freddie Mac Gold 4.50 04/01/2047	4.50%	4/1/2047	5,283,878		5,495,815
Ford Credit Auto Owner Trust 2015-REV2 2.44 01/15/2027	2.44%	1/15/2027	3,424,805		3,399,815
Fannie Mae 2.97 10/01/2047	2.95%	10/1/2047	902,781		908,501
UnitedHealth Group, Inc. 2.95 10/15/2027	2.95%	10/15/2027	998,485		950,086
Fannie Mae 3.093 10/01/2047	3.09%	10/1/2047	924,223		932,306
American Express Master Trust 2.04 05/15/2023	2.04%	5/15/2023	1,026,443		1,011,560
Toyota Auto Receivables Owner Trust 1.93 01/18/2022	1.93%	1/18/2022	3,463,745		3,418,521
Anthem, Inc. 2.95 12/01/2022	2.95%	12/1/2022	998,485		976,157
Freddie Mac Gold 4.50 10/01/2047	4.50%	10/1/2047	1,329,608		1,387,593
Verizon Communications, Inc. 3.376 02/15/2025	3.38%	2/15/2025	2,187,681		2,150,390
Freddie Mac Gold 4.00 02/01/2046	4.00%	2/1/2046	4,525,011		4,634,645
Freddie Mac Gold 4.00 11/01/2045	4.00%	11/1/2045	958,846		982,204
CVS Health Corp. 4.30 03/25/2028	4.30%	3/25/2028	1,972,008		1,953,578
SLM Student Loan Trust 2.65988 01/25/2041	2.66%	1/25/2041	3,393,848		3,309,738
Bank of America Corp. 3.004 12/20/2023	3.00%	12/20/2023	1,651,495		1,604,880
SLM Student Loan Trust 3.11988 01/25/2040	3.12%	1/25/2040	3,432,792		3,461,035
Freddie Mac 3.395 06/01/2048	3.40%	6/1/2048	1,278,951		1,296,626
Bayer AG 4.375 12/15/2028	4.38%	12/15/2028	1,447,804		1,385,967
Fannie Mae 4.50 07/01/2048	4.50%	7/1/2048	2,160,239		2,247,039
Honda Auto Receivables Owner Trust 3.16 08/19/2024	3.16%	8/19/2024	510,226		514,172
Fannie Mae 4.50 06/01/2048	4.50%	6/1/2048	1,755,284		1,826,339

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2018

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Fannie Mae 4.50 07/01/2048	4.50%	7/1/2048	2,089,943		2,173,922
	Fannie Mae 4.50 08/01/2048	4.50%	8/1/2048	1,013,167		1,054,182
	Fannie Mae 4.50 06/01/2048	4.50%	6/1/2048	1,540,467		1,602,365
	Comcast Corp. 3.70 04/15/2024	3.70%	4/15/2024	524,205		531,999
	Anheuser-Busch InBev SA/NV 3.65 02/01/2026	3.65%	2/1/2026	973,523		935,019
	Fannie Mae 4.50 06/01/2048	4.50%	6/1/2048	1,051,010		1,093,554
	U.S. Treasury Note/Bond 2.75 11/30/2020	2.75%	11/30/2020	14,977,279		15,078,530
	Total Reinsurance Group of America Contract No. RGA00084					$199,762,048
	Total synthetic GICs (including wrapper contracts)					1,125,623,776
	Total investment					$12,683,239,174

*	Loans receivables from participants
	30,053 loans carrying an interest rate of 4.25% to 10.50% with maturity dates through 2038					227,260,473
	Total					$12,910,499,647

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Citi Retirement Savings Plan

By: /s/ Sara Wechter
Sara Wechter
Global Head of Human Resources

Date: June 11, 2019

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

23.1*	Consent of KPMG LLP

______________________
* Filed herewith.